UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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THE GREENBRIER COMPANIES

2024 ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

  FROM OUR BOARD

Dear Shareholders:

On behalf of our Board of Directors, we are pleased to invite you to Greenbrier’s 2024 Annual Meeting of Shareholders.

During fiscal 2023, under the leadership of CEO and President Lorie Tekorius, we advanced the operating initiatives announced at the inaugural Greenbrier Investor Day in April, strategically positioning us for further growth and solidifying our position as an established industry leader. Our strong performance in fiscal 2023 demonstrates the success of our executive transitions undertaken in fiscal 2022, and well positions our Company for the future. As a continuation of this transition, and as part of our ongoing commitment to Board refreshment, William “Bill” Furman and Charles “Butch” Swindells will conclude their Board service and not stand for re-election at the 2024 Annual Meeting of Shareholders. We sincerely thank Bill and Butch for their service to Greenbrier. Bill co-founded Greenbrier in 1981, and during his tenure as CEO, Greenbrier became a multi-billion-dollar global operation with a consistent history of delivering shareholder value. We continue to build on the legacy that Bill created.

We value feedback from our shareholders. Our commitment to good governance, driving growth, shareholder value, succession planning, and Board refreshment is informed by engagement with our shareholders. We also recognize our broader obligation to consider the interests of stakeholders, from customers to employees to our communities, in how we operate our business and execute on our strategy. We have engaged in many discussions with stakeholders to inform our priorities. We are confident in our ability to drive growth and increase shareholder returns while being a positive force in corporate governance, environmental sustainability, and social responsibility.

Along with the Board of Directors, our leadership team and more than 13,800 employees, we thank you for your continued support and investment. We look forward to your participation at the Annual Meeting on January 5, 2024.

The leadership provided by our Board, along with Greenbrier’s experienced management team promotes the highest standards of corporate governance, shareholder value and social responsibility.
	ADMIRAL THOMAS B. FARGO Board Chair	LORIE L. TEKORIUS CEO and President

      NOTICE OF ANNUAL MEETING

      OF SHAREHOLDERS

2024 ANNUAL MEETING INFORMATION

Meeting Date: Friday, January 5, 2024	Meeting Access: www.virtualshareholder meeting.com/GBX2024	Meeting Time: 12:00 p.m. (Pacific Time)	Record Date: November 2, 2023

PROXY VOTING

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please promptly vote by telephone or over the internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

ONLINE	BY PHONE	BY MAIL

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended August 31, 2023, are available at http://materials.proxyvote.com/393657

Our Board has determined and authorized that the Annual Meeting be conducted virtually solely by remote communication beginning at 12:00 p.m. Pacific Time on January 5, 2024, via webcast at www.virtualshareholdermeeting.com/GBX2024. You may notify the Company of your desire to participate in the Annual Meeting by logging into the online site in advance. Please see “Annual Meeting Information” on page 60 of this Proxy Statement for details on how to access and participate in our virtual Annual Meeting. The Annual Meeting is being held for the purpose of voting on the items set forth below and to transact such other business as may properly come before the meeting.

ITEMS TO BE VOTED ON

Proposal 1	—	Election of Directors	Page 23

Proposal 2	—	Advisory Approval of Executive Compensation	Page 48

Proposal 3	—	Advisory Approval of Frequency of Executive Compensation Vote	Page 49

Proposal 4	—	Approve an Amendment and Restatement of the 2014 Employee Stock Purchase Plan, As Amended	Page 50

Proposal 5	—	Ratification of Appointment of Independent Auditors	Page 58

As of the date of this Notice, the Company has not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the proxy card, or their duly constituted substitutes, are authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

Holders of record of our Common Stock at the close of business on November 2, 2023, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Christian M. Lucky

General Counsel & Corporate Secretary

November 13, 2023

 PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire Proxy Statement carefully before voting. This Proxy Statement is first being released to shareholders on November 13, 2023.

PROPOSAL 1

Election of Directors

THE BOARD RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES

Our Nominating and Corporate Governance Committee and our Board recommend that shareholders vote “FOR” all director nominees, as they have determined that each of the nominees possesses the right experience and qualifications to effectively oversee Greenbrier’s business strategy and risk management. All three of the nominees below are Class III directors nominated for a three-year term, while one nominee, Mr. Ottensmeyer, was appointed as a Class II director in June 2023 and is standing for election as a Class III director in order that the classes remain as nearly equal in number as possible with two Class III directors, Bill Furman and Butch Swindells, concluding their Board service and not standing for re-election.

See “Proposal 1, Election of Directors” on page 23 of this Proxy Statement.

Director Nominees

The following table summarizes the qualifications of the director nominees.

PATRICK J. OTTENSMEYER

Mr. Ottensmeyer joined the Greenbrier Board in June 2023. Mr. Ottensmeyer is a rail industry leader, serving as President and CEO of Kansas City Southern (KCS), a Class I railroad, from 2015 until the completion of the merger creating Canadian Pacific Kansas City (CPKC) in 2023. Mr. Ottensmeyer brings expertise in business strategy, the rail industry and financial matters to the Board. The Board recommends a vote “FOR” Mr. Ottensmeyer.

LORIE L. TEKORIUS

Ms. Tekorius joined the Greenbrier Board in March 2022. Ms. Tekorius was appointed as Greenbrier’s CEO in March 2022 and is a 25+ year employee of the Company. She provides significant company-specific and industry knowledge, in addition to organizational leadership and financial and operational expertise. The Board recommends a vote “FOR” Ms. Tekorius.

KELLY M. WILLIAMS

Ms. Williams joined the Greenbrier Board in March 2015. Ms. Williams is a recognized industry leader, including repeatedly having been named one of The Most Powerful Women in Finance by American Banker magazine. Ms. Williams brings executive management and financial and investment expertise to the Board. The Board recommends a vote “FOR” Ms. Williams.

2024 PROXY STATEMENT

      PROXY SUMMARY

DIRECTOR EXPERIENCE

The Nominating and Corporate Governance Committee considers a variety of factors, including professional experience, demonstrated skills, and diversity of background in evaluating candidates for membership on the Board. As demonstrated in the below matrix, which reflects certain categories of experience and expertise represented by the directors serving on the Board after the 2024 Annual Meeting, Greenbrier’s directors provide a diverse mix of skills, knowledge, attributes, and experiences that cover the spectrum of areas that affect the Company’s business and its stakeholders.

(Summary	of our nine-person Board as of January 2024. See “Corporate Governance—Board Experience” for more detail.)

Our Board believes that shareholder interests are best represented by directors with the right mix of skills, experience, and expertise to actively oversee strategy, risk management, and governance at Greenbrier. An independent, engaged, and diverse Board enhances representation of shareholder and stakeholder interests and promotes thoughtful and effective Board deliberation. Our Board is focused on the independent oversight of Greenbrier, Board refreshment, and high governance standards through a variety of policies and practices, including an independent Chair of the Board, regular executive sessions of independent directors at Board and committee meetings, continuous Board refreshment, substantial director stock ownership guidelines, director engagement with shareholders and stakeholders, continuing education, consultations with highly-qualified independent external advisors, and annual evaluations of the Board, its committees and each director.

THE GREENBRIER COMPANIES

                   PROXY SUMMARY

In addition, the composition of the Board reflects its commitment to Board refreshment, independence, and diversity:

•	Two of our current directors, Bill Furman and Butch Swindells, will conclude their Board service at the Annual Meeting with over 65% of remaining directors having joined the Board since 2017.

•

After the Annual Meeting, eight of the nine directors of the Board will be independent, and all eight such independent directors will meet the heightened standard of independence established by the Board as described in “Board Independence” on page 12 of this Proxy Statement.

•

If the nominated candidates are elected at the Annual Meeting, the number of women on our Board will increase from 30% in 2017 to 44% after the Annual Meeting, and one-third of our directors will be individuals who identify as racially or ethnically diverse.

See “Corporate Governance” on page 6 of this Proxy Statement for more information about our governance profile, achievements and initiatives.

PROPOSAL 2

Advisory Approval of Executive Compensation

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our named executive officers for fiscal 2023.

See “Proposal 2, Advisory Approval of Executive Compensation” on page 48 of this Proxy Statement.

2024 PROXY STATEMENT

                   PROXY SUMMARY

Executive Compensation Highlights

Our executive compensation program is designed to attract, motivate, and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of shareholders is key to our compensation philosophy. A key objective of that philosophy is to link a significant portion of the compensation of our executive officers to achievement of pre-established financial and strategic goals that are directly tied to our overall business strategy. In fiscal 2023, over 60% of the compensation of each of our “named executive officers” or “NEOs” (discussed later in this proxy statement) was conditioned on the achievement of pre-established financial and strategic goals, using grant date accounting fair values for fiscal 2023 equity awards and annual bonuses actually earned.

We believe our performance in fiscal 2023 is a testament to the strength and effectiveness of our compensation philosophy. As described later in this proxy statement, in fiscal 2023 we achieved record annual revenues of $3.9 billion, an increase of $966.3 million or 32.5% compared to fiscal 2022, and record deliveries, with railcar deliveries increasing 33.2% compared to fiscal 2022.

Listed below are highlights of our fiscal 2023 executive compensation policies and practices:

WHAT WE DO

✔	Ongoing engagement with our institutional shareholders regarding our executive compensation policies and practices

✔	Performance-based cash and equity incentive compensation

✔	Caps on performance-based cash and equity incentive compensation

✔	Significant portion of executive compensation at risk based on company performance

✔	Multi-year equity award vesting periods for equity awards, including three-year performance periods for performance-based equity awards

✔	One-year minimum vesting requirement under equity incentive plan, with limited exceptions

✔	Annual review and approval of our executive compensation program

✔	Annual compensation risk assessment

✔	Annual “Say On Pay” vote

✔	Clawback policy on cash and equity incentive compensation

✔	Robust stock ownership and stock retention guidelines for executive officers

✔	No employment agreements with executive officers

✔	Independent compensation consultant engaged by the Compensation Committee

✔	100% independent directors on the Compensation Committee

✔	Limited perquisites

THE GREENBRIER COMPANIES

                   PROXY SUMMARY

WHAT WE DON’T DO

×	No “single trigger” change of control payments and benefits

×	No tax gross-ups, including for change of control related excise tax payments

×	No short sales, hedging, pledging of stock ownership positions, or transactions involving derivatives of our common stock

×	No strict benchmarking of executive compensation to a specific percentile of our compensation peer group

×	No pension benefits

×	No dividend payments on unvested awards

×	No ‘repricing’ of out-of-the-money stock options without shareholder approval

×	No incentivizing unnecessary or excessive risk taking

PROPOSAL 3

Advisory Approval of Frequency of Executive Compensation Vote

THE BOARD RECOMMENDS A VOTE OF EVERY “1 YEAR” FOR THIS PROPOSAL

Our Board recommends that shareholders vote every “1 YEAR” as the frequency of holding a vote on the advisory approval of our executive compensation.

See “Proposal 3, Advisory Approval of Frequency of Executive Compensation Vote” on page 49 of this Proxy Statement.

PROPOSAL 4

Approve an Amendment and Restatement of the 2014 Employee Stock Purchase Plan, As Amended

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Our Board recommends that shareholders vote “FOR” approval of an amendment and restatement of our 2014 Employee Stock Purchase Plan, As Amended.

See “Proposal 4, Approve an Amendment and Restatement of the 2014 Employee Stock Purchase Plan, As Amended” on page 50 of this Proxy Statement.

PROPOSAL 5

Ratification of Appointment of Independent Auditors

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Our Board recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as auditors for fiscal 2024.

See “Proposal 5, Ratification of Appointment of Independent Auditors” on page 58 of this Proxy Statement.

2024 PROXY STATEMENT

 CORPORATE

 GOVERNANCE

Board Composition

Our Board of Directors is currently composed of 11 directors. Nine directors are independent and 10 directors are not employed by Greenbrier. Each of our directors serves for a three year term, as follows:

•	Thomas Fargo, Antonio Garza, and James Huffines currently serve as Class I directors, with terms expiring at our annual meeting of shareholders to be held in 2025;

•	Wanda Felton, Graeme Jack, Patrick Ottensmeyer, and Wendy Teramoto currently serve as Class II directors, with terms expiring at our annual meeting of shareholders to be held in 2026; and

•	Lorie Tekorius, Bill Furman, Butch Swindells, and Kelly Williams currently serve as Class III directors, with terms expiring at this Annual Meeting.

Bill Furman and Butch Swindells are not standing for re-election at this Annual Meeting. The Board sincerely thanks Mr. Furman and Ambassador Swindells for their many years of service to the Company.

Patrick Ottensmeyer was appointed as a Class II director by the Board in June 2023. Under Greenbrier’s Amended and Restated Bylaws, directors appointed by the Board stand for election at the next Annual Meeting of Shareholders. As a result, Mr. Ottensmeyer is standing for election at this Annual Meeting. Due to the planned departures of Mr. Furman and Ambassador Swindells from the Board at the Annual Meeting (each a Class III director), Mr. Ottensmeyer is standing for election as a Class III director in order that the classes remain as nearly equal in number as possible.

In the following pages, we highlight key areas of experience that qualify each director to serve on the Board. The Board has determined it is in the best interests of the Company and its shareholders for each of the directors to continue serving on the Board.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Patrick J. Ottensmeyer (Director)
Age: 66 Director Since: 2023	Current Term Expiration: 2026

Experience

Mr. Ottensmeyer has served as a member of the Board since June 2023. Prior to his service on the board, he was President and CEO of Kansas City Southern (KCS), a Class I railroad, from 2015 to 2023 until the completion of the merger creating Canadian Pacific Kansas City (CPKC). For more than a decade, Mr. Ottensmeyer held various senior executive positions at KCS, including: President of KCS from March 2015 through April 2023; Executive Vice President of Sales and Marketing of KCS from October 2008 through March 2015; Chief Executive Officer of The Kansas City Southern Railway Company (KCSR), a wholly-owned subsidiary of KCS, from July 2016 through April 2023; and President of KCSR from March 2015 through April 2023. He also has a very extensive understanding of financial matters, which helped him lead KCS’s finance department during his time as Executive Vice President and Chief Financial Officer from 2006 to 2008. Mr. Ottensmeyer is a rail industry leader, with experience as U.S. Chairman of the U.S. Chamber of Commerce’s U.S.-Mexico Economic Council (USMXECO), Co-Chair of the Brookings Institute USMCA Initiative, and Chair of the Truman Library Institute. He received the NARS Edward R. Hamberger Lifetime Achievement Award (2023), Ingram’s Executive of the Year Award (2022), Railway Age’s Co-Railroaders of the Year Award (2022), Railway Age Railroader of the Year (2020), and Progressive Railroading’s Railroad Innovator Award (2019). He is also a member of the Board of Watco LLC. He received his Bachelors in Science in Finance from Indiana University in 1979.

Qualifications

Mr. Ottensmeyer brings expertise in business strategy, the rail industry and financial matters to the Board. Additionally, Mr. Ottensmeyer is an “audit committee financial expert” under New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules.

THE GREENBRIER COMPANIES

    CORPORATE GOVERNANCE

Lorie L. Tekorius (Director and Chief Executive Officer)
Age: 56 Director Since: 2022	Current Term Expiration: 2024

Experience

In March 2022, Ms. Tekorius became Greenbrier’s Chief Executive Officer and President. Prior to this, she was Greenbrier’s President and Chief Operating Officer, leading strategic planning, maintenance services, management services and the accounting, finance, human resources, and other corporate functions. Ms. Tekorius joined Greenbrier in 1995 and since that time has served Greenbrier in a broad range of financial and operating roles. In 2016, she was appointed Executive Vice President, Chief Financial Officer, a role which gained her recognition as Oregon’s 2017 CFO of the Year by the Portland Business Journal. In 2018, Ms. Tekorius was recognized as one of 14 “Women in Rail” by Railway Age in recognition of her contributions to the industry. She is a member of the Board of Directors of the Alamo Group, Inc. and sits on its Audit and Nominating and Corporate Governance Committees. Ms. Tekorius is an active community member, serving as Past President of the Providence St. Vincent Medical Foundation Council of Trustees.

Qualifications

As a 25+ year employee of Greenbrier, Ms. Tekorius provides significant company-specific and industry knowledge, in addition to organizational leadership and financial and operational expertise.

Kelly M. Williams (Director and Chair of the Nominating and Corporate Governance Committee)
Age: 59 Director Since: 2015	Current Term Expiration: 2024

Experience

Ms. Williams has served as a member of the Board since 2015. Ms. Williams is the CEO of the Williams Legacy Foundation and is on the Board of Directors of KKR Private Equity Conglomerate LLC. Ms. Williams was a senior advisor of GCM Grosvenor Private Markets from June 2015 until January of 2019. Until June 1, 2015, Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2014, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was director of the Customized Fund Investment Group. She was with the Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an attorney at Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several for profit and not-for profits and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of the Most Powerful Women in Finance by American Banker Magazine from 2011-2014. Ms. Williams also serves as President of the Nantucket Historical Association, and as a board member of Union College.

Qualifications

Ms. Williams brings executive management and financial and investment expertise to the Board.

2024 PROXY STATEMENT

    CORPORATE GOVERNANCE

CONTINUING DIRECTORS

Thomas B. Fargo (Chair of the Board and Chair of the Compensation Committee)
Age: 75 Director Since: 2015	Current Term Expiration: 2025

Experience

Admiral Fargo has served as a member of the Board since 2015. He was Lead Director from January 2021 through August 2022. In September 2022, Admiral Fargo was elected Chair of the Board of Directors upon Mr. Furman’s retirement from executive offices. He is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, Admiral Fargo led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force in the Asia-Pacific Theater. He serves as the Board Chair of Hawaiian Electric Industries and is on the Board of Directors of Matson, Inc. Previously, Admiral Fargo served as the Board Chair of USAA and Huntington Ingalls Industries and served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Airlines.

Qualifications

Admiral Fargo brings executive leadership and operational, manufacturing and international expertise to the Board.

Wanda F. Felton (Director)
Age: 65 Director Since: 2017	Current Term Expiration: 2026

Experience

Ms. Felton has served as a member of the Board since 2017. Ms. Felton has over 30 years of financial industry experience in commercial and investment banking. Ms. Felton was a Presidential Appointee and was confirmed twice by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. In that role, she was on the team of economic deputies that advised the National Security Staff and the President’s Export Council on trade and investment. Ms. Felton was actively engaged in helping U.S. companies penetrate international markets and develop pragmatic financing solutions to win sales. Ms. Felton had oversight responsibility for the Office of the Chief Financial Officer and enterprise risk management functions, and served on the bank’s credit committee, which was responsible for approving debt financings over $10 million for a broad range of financing types across a range of industries. A significant portion of such financings supported the export of U.S.-manufactured transportation equipment, including rail equipment and aircraft, to emerging markets. She was also an ex officio member of the Enterprise Risk Management Committee. Until recently, Ms. Felton was a Senior Advisor to Spencer Stuart’s North American Board Practice focused on diversity. In September 2021, she joined Demopolis Equity Partners, a private equity fund that will invest in technology-enabled businesses (primarily fintech and e-commerce). She continues to serve as a Trustee of The Cooper Union for the Advancement of Science and Art.

Qualifications

Ms. Felton brings her significant prior experience with emerging markets business development and capital raising to the Board. Additionally, Ms. Felton is an “audit committee financial expert” under NYSE and SEC rules.

THE GREENBRIER COMPANIES

 CORPORATE GOVERNANCE

Antonio O. Garza (Director)
Age: 64 Director Since: 2021	Current Term Expiration: 2025

Experience

Ambassador Garza has served as a member of the Board since 2021. He is Counsel in the Mexico City office of White & Case LLP, a global law firm. Prior to joining White & Case, Ambassador Garza served as the U.S. Ambassador to Mexico from 2002 to 2009. He has been a director of Canadian Pacific Kansas City Limited (CPCK), a Class 1 railroad, since 2023, and served as a director of Kansas City Southern, a Class 1 railroad, from 2010 until the completion of the merger creating CPKC in April 2023. Ambassador Garza also served on the Board of MoneyGram International, Inc. from 2012 through 2023, and on the Board of Americas Technology Acquisition Corp from 2021 to 2022. He was Chairman of the Railroad Commission of Texas, elected to that statewide office in 1998, and served through 2002. Ambassador Garza is a member of the Board of Trustees of Southern Methodist University. He also is a director of the Americas Society, the U.S. Chamber of Commerce in Mexico and is a member of the Council on Foreign Relations (CFR) and COMEXI, the CFR’s Mexican counterpart. From 1994 through 1997, he was the State of Texas Secretary of State, and Senior Policy Advisor to the Governor of Texas. He is a member of the State Bar of Texas, the District of Columbia Bar and is admitted to practice before the United States Supreme Court. Ambassador Garza is a past recipient of the Aguila Azteca (Aztec Eagle), the highest honor bestowed by the Mexican government on a foreign national.

Qualifications

Ambassador Garza brings international expertise and rail industry, legal and governmental experience to the Board.

James R. Huffines (Director)
Age: 72 Director Since: 2021	Current Term Expiration: 2025

Experience

Mr. Huffines has served as a member of the Board since 2021. Mr. Huffines has over 35 years of experience in banking and finance. He most recently served as Chief Operating Officer for subsidiaries of Hilltop Holdings, Inc., an NYSE publicly-traded financial company, and on the Board from 2012 to 2017. From 2007 to 2012, Mr. Huffines also served on the Board of Energy Future Holdings as an independent director and as the Board’s Audit Committee Chairman. Mr. Huffines presided as Chairman on the University of Texas System board of regents for four years during his seven years as a Regent. He also was on the Board and Audit Chair of the UTIMCO, a $35 billion endowment fund for higher education in Texas. Mr. Huffines currently serves on the holding company board of Susser Bank Holdings, a $1.9 billion privately owned financial institution.

Qualifications

Mr. Huffines brings banking and finance expertise, public company and governmental experience to the Board. Under NYSE and SEC rules, Mr. Huffines is an “audit committee financial expert.”

2024 PROXY STATEMENT

 CORPORATE GOVERNANCE

Graeme A. Jack (Director and Chair of the Audit Committee)
Age: 72 Director Since: 2006	Current Term Expiration: 2026

Experience

Mr. Jack has served as a member of the Board since 2006. He is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. He also serves, since 2017, as an independent non-executive director of HUTCHMED (China) Limited. Mr. Jack was an independent non-executive director of Hutchison Port Holdings Management Pte. Limited, the trustee manager of Hutchison Port Holdings Trust from 2011 until April 2023, and COSCO SHIPPING Development Company Limited from 2015 to 2021.

Qualifications

Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally, and in China in particular. Under NYSE and SEC rules, Mr. Jack is an “audit committee financial expert.”

Wendy L. Teramoto (Director)
Age: 49 Director Since: 2019	Current Term Expiration: 2026

Experience

Ms. Teramoto has served as a member of the Board since 2019. She has been a senior investment management professional with an affiliate of Fairfax Financial Holdings Limited since 2018. From 2017 to 2018, she served in a senior capacity at the United States Department of Commerce. Until 2017, Ms. Teramoto was a Managing Director and a senior investment management professional, and a founding partner, at a New York-based private equity firm affiliated with Invesco Ltd. Ms. Teramoto has served as a board member for several companies in the transportation sector. In addition to serving on many private boards, Ms. Teramoto previously served on the Greenbrier Board from 2009 to 2017, and on the board for Navigator Holdings Ltd. from 2014 to 2017.

Qualifications

Ms. Teramoto brings investment management and financial expertise, and experience with manufacturing and other heavy industry companies to the Board. Additionally, Ms. Teramoto is an “audit committee financial expert” under NYSE and SEC rules.

Thank You!

The Board of Directors would like to thank Mr. Furman and Ambassador Swindells for their service to Greenbrier and its stakeholders.

THE GREENBRIER COMPANIES

    CORPORATE GOVERNANCE

Governance Highlights

Independent Oversight

•    9 of the 11 members (over 80%) of our Board meet the independence criteria established by the New York Stock Exchange and the Securities and Exchange Commission. Lorie L. Tekorius (our CEO) and Bill Furman (co-founder and former Executive Chair) are the only non-independent members of the Board. Bill Furman and Butch Swindells are not standing for re-election, and therefore after the Annual Meeting, 8 of 9 members (nearly 90%) will be independent

• The Chair of the Board, Thomas Fargo, is an independent director

•    8 of the 9 independent directors of the Board, including all committee members, committee chairs, and the Board Chair, meet the heightened standard of independence described below in “Board Independence.” Butch Swindells is not standing for re-election, and therefore after the Annual Meeting, all 8 independent directors of the Board will meet such heightened standard of independence

• Our independent directors regularly hold separate executive sessions at Board meetings and at committee meetings
• The Board undertakes regular review of independent directors’ committee roles

•    The Board actively oversees strategy, risk management, cybersecurity, regulatory compliance, Environmental, Social and Governance (ESG) and human capital management including our commitment to inclusion, diversity, equity, access and leadership (IDEAL)

Board Refreshment

•    6 of our current directors have joined the Board since 2017. Two of our current directors, Bill Furman and Butch Swindells, are not standing for re-election and as a result, after the Annual Meeting, more than 65% of the Board will have been refreshed since 2017

• Average tenure of the Board, excluding the co-founder Mr. Furman and Ambassador Swindells is 5 years
• The Board promotes refreshment through a policy that a director will not be nominated for election if such director’s age would be greater than 77 at the time of election
• The Board promotes ongoing director education, including through our membership in the National Association of Corporate Directors
• The Company received a “3+” rating (one of their highest ratings) from the 50/50 Women on Boards organization for having three or more female directors
• Board succession planning is an ongoing process with a focus on integrity, experience, diversity and mix of tenure of directors
• The Board regularly engages in identifying highly qualified candidates for future Board service

High Governance Standards	• Demonstrated commitment to shareholder and stakeholder engagement, including through year-round shareholder outreach
• Our Code of Business Conduct and Ethics applies to all directors, officers, employees, and consultants
• Average attendance of directors at Board and committee meetings exceeded 95% over the last 5 years
• The Company maintains substantial director and officer stock ownership requirements
• The Board reviews each director’s independence qualifications annually
• Pledging or hedging of Company stock by directors and executives is prohibited

Recent Accomplishments	• Successful execution of planned Board refreshment and CEO succession, positioning Bill Furman and Butch Swindells to conclude Board service
• Effective response to unplanned Board vacancy on the untimely passing of David Starling with the appointment of Patrick Ottensmeyer
• Regular review and implementation of the Company’s succession planning process for key leadership and operational positions, resulting in our recently executed multi-year succession plan

•    Publication of the Company’s fifth annual ESG Report, demonstrating advancement toward specific goals and continued progress on enhancing ESG reporting metrics using established reporting frameworks(1)

• Increased gender diversity on our Board from 30% in 2017 to 44% after the Annual Meeting, with one third of the Board self-identifying as racially or ethnically diversity after the Annual Meeting

(1)

For additional information, please see Greenbrier’s ESG Report, which can be found at www.gbrx.com/ESG. The information found on our website or in our 2023 ESG Report is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document we file with, or furnish to, the SEC.

2024 PROXY STATEMENT

                   CORPORATE GOVERNANCE

Board Independence

The Board makes all determinations with respect to director independence in accordance with NYSE and SEC requirements. In addition, the Board established enhanced guidelines to assist in making determinations regarding director independence (the “Independence Guidelines”), which are set forth in our Corporate Governance Guidelines and are available on the Company’s website at https://investors.gbrx.com/corporate-governance. Among other things, this heightened standard prohibits directors from serving on a committee if they receive any compensation from the Company in addition to their compensation for Board service. All of our directors who serve on Committees satisfy this heightened standard of independence, which further safeguards our Board’s autonomy and alignment with shareholders.

Based on its annual assessment of director independence, the Board has determined affirmatively that 9 of its 11 directors meet the independence criteria established by NYSE and SEC rules as set forth in the table on page 16. In arriving at this determination, the Board thoroughly considered the Company’s consulting arrangement with Ambassador Swindells, pursuant to which he provides consulting services to the Company on international projects under an agreement with the Company entered into in January 2016, and confirmed his independence and ability to exercise independent judgment. The Board also thoroughly considered an advisory arrangement between Mr. Ottensmeyer and CPKC, a company that has ordinary course commercial dealings with the Company, pursuant to which Mr. Ottensmeyer will serve as an advisor to CPKC through the remainder of calendar year 2023, and confirmed his independence and ability to exercise independent judgment. Due to the Board’s voluntary application of the heightened independence standard described above, Ambassador Swindells does not serve on any Board committees.

In fiscal 2023, the independent directors met without Company management present at all regular meetings of the Board.

Board Leadership

The Board has adopted a policy of only independent directors being eligible for the role of Chair of the Board. Admiral Thomas Fargo has served as independent Chair of the Board since September 1, 2022.

The independent Chair of the Board serves stakeholder interests by:

•	Presiding at all meetings of the Board

•	Providing stability and leadership during the Company’s recently completed CEO transition

•	Leading regular executive sessions of the independent directors, which are held at every regularly scheduled Board meeting

•	Approving Board schedules, meeting agendas and other Board matters

•	Making requests of the CEO and providing feedback regarding the Board’s requirements and observations

•	Consulting with the CEO on Company strategy and providing advice and feedback

•	With the Chair of the Nominating and Corporate Governance Committee, implementing and participating in the Board self-evaluations process

•	Acting as a liaison between the independent directors and the CEO and generally representing the independent directors on the Board

•	Engaging with shareholders and supporting committee chairs in engagements as appropriate

Annual Evaluations

Our Board, through the Nominating and Corporate Governance Committee, conducts an annual evaluation of itself, its committees, and each director, individually, to ensure effective functioning. In addition:

•

The Chair of the Board and Chair of the Nominating and Corporate Governance Committee meet individually with each director to discuss goals, solicit feedback, gather views regarding Board composition, and address other important matters

•	The Chair of the Board works with each committee chair to assess development opportunities and implement changes based on feedback received in the annual evaluations

•	The Board receives regular anti-bribery and Foreign Corrupt Practices Act training

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Board Refreshment

Our Board best serves the Company and its stakeholders when there is a balance between new directors with fresh perspectives and longer serving directors who bring continuity in a cyclical business.

To promote thoughtful Board refreshment, we have:

Appointed six of our current directors since 2017, to enhance diversity of experience, supplement the Board’s existing skills, prepare for future retirements, and respond to unexpected departures	Adopted a retirement policy, whereby a director will not be nominated for election if such director’s age would be greater than 77 at the time of election	Continued refreshment with the appointment of Patrick Ottensmeyer in June 2023 and the departure of Bill Furman and Butch Swindells from the Board in January 2024

The size of the Board is currently 11 directors. In accordance with our governing documents and in connection with our Board refreshment process, the size of the Board will periodically fluctuate as new directors are appointed to overlap with directors who are not standing for election, allowing for a robust onboarding process. Bill Furman and Butch Swindells are not standing for re-election at this Annual Meeting, and as a result, the size of the Board will be 9 directors as of January 2024.

Following are key metrics reflecting the balance of skills, qualifications and experience on our Board (as it will be constituted following the Annual Meeting in January 2024).

To ensure the Board operates at the highest level, Greenbrier supports continuing education programs and performs annual evaluations, in addition to maintaining a comprehensive orientation program for all new directors. These programs, including a membership with the National Association of Corporate Directors, contribute to increased levels of Board skills and knowledge as well as a current understanding of the landscape of risks and opportunities, best practices, and current governance trends. The Company is continually seeking to improve Board performance, including through additional training, if needed, when a director assumes a new leadership role. The Company pays the reasonable expenses of directors who attend continuing education programs.

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Board Experience

Experience Contributions (For the Board as of Jan. 2024)

CEO/PRESIDENT	●			●		●	●		●

DIVERSITY INITIATIVES	●	●	●	●	●	●	●	●	●

FINANCIAL EXPERTISE		●	●	●	●	●	●	●	●

GOVERNMENT/MILITARY	●	●	●	●				●

INTERNATIONAL	●	●	●		●	●	●	●	●

LEGAL TRAINING			●						●

PUBLIC COMPANY	●		●	●		●	●

PUBLIC POLICY	●	●	●	●		●		●

RAIL/TRANSPORT/INDUSTRIAL	●	●	●		●	●	●	●

RISK MANAGEMENT	●	●	●	●	●	●	●	●	●

TALENT DEVELOPMENT	●	●	●	●	●	●	●	●	●

SUSTAINABILITY	●	●	●		●	●	●		●

The Nominating and Corporate Governance Committee considers a variety of factors including professional experience and demonstrated skills, diversity of gender, race, ethnicity, sexual orientation, age, as well as cultural and geographical background in evaluating candidates for membership on the Board. The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes, and experiences that cover the spectrum of areas that affect the Company’s business and its stakeholders. In general, the composition of the Board is diversified across financial, operational, accounting, legal, and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, public policy, manufacturing, finance, and rail. All candidates for director nominees, including self-nominated candidates, shareholder suggested candidates, and board-identified candidates, are thoroughly evaluated and considered in the context of current perceived needs of the Board as a whole. The Nominating and Corporate Governance Committee regularly assesses whether the mix of skills, experience, and background of our Board is appropriate for the Company, including the Chair of the Board and Chair of the Nominating and Corporate Governance Committee soliciting feedback from each director individually regarding areas of strength and opportunities to supplement the Board’s existing skills and experience.

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Board Committees, Meetings, and Charters

Below is a general overview of the role of each committee.

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

The Compensation Committee focuses on increasing shareholder value by setting compensation for senior management and is responsible for:

1)  Oversight of compensation program and incentive plans design, metrics and targets for Company executives

2)  Oversight of executive officer compensation, evaluating CEO performance and recommending CEO compensation to the Board

3)  Reviewing policies relating to director compensation and stock ownership guidelines

4)  Assessing the independence of any compensation consultants

5)  Engaging with shareholders to solicit feedback and understand compensation priorities

The Audit Committee safeguards our shareholders’ investment in the Company by overseeing:

1)  The integrity and public reporting of the Company’s financial statements

2)  Company compliance with legal and regulatory requirements

3)  Performance of the Company’s internal audit plan and functions and internal controls

4)  Engagement and oversight of the Company’s independent registered public accounting firm

5)  Cybersecurity, including information technology resilience and data security

6)  Identification and evaluation of any related party transactions

The Nominating and Corporate Governance Committee works to ensure that stakeholders are effectively represented by overseeing:

1)  Board refreshment, including the identification of director nominees

2)  The process and protocols regarding CEO succession

3)  The structure and composition of Board committees

4)  Annual evaluations of the Board, its committees and each director, individually

5)  Risk monitoring, except matters specifically reserved to another committee

6)  The Company’s Inclusion, Diversity, Equity, Access and Leadership (IDEAL) program

7)  Environmental, social and governance (ESG) matters and reporting

8)  Shareholder engagement to solicit feedback and understand governance priorities

9)  Human capital management

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During fiscal 2023, the Board at large held six meetings, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held four meetings, and the Compensation Committee held five meetings. Each of our current directors attended 75% or more of the total Board and Board committee meetings on which the director served in fiscal year 2023. All directors are invited and encouraged to attend all committee meetings. The independent directors met regularly in executive sessions without Company management present throughout fiscal 2023. The Chair of the Board conducts and presides at each executive session. The Company’s policy is to encourage Board members to attend the Company’s Annual Meetings of Shareholders. All of the Company’s then-serving directors attended the Annual Meeting of Shareholders held on January 6, 2023. The composition of each of the Board committees as of the date of this Proxy Statement is set out below.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Thomas B. Fargo (Board Chair)			Chair

Wanda F. Felton		F

William A. Furman (former CEO and former Executive Chairman) (Retiring Jan. 2024)

Antonio O. Garza

James R. Huffines		F

Graeme A. Jack		Chair, F

Patrick J. Ottensmeyer		F

Charles J. Swindells (Retiring Jan. 2024)

Lorie L. Tekorius (CEO)

Wendy L. Teramoto		F

Kelly M. Williams				Chair

 Independent  Member  F Audit Committee Financial Expert

The Board has determined that each member of the Audit Committee is financially literate and that Directors Jack, Felton, Huffines, Ottensmeyer, and Teramoto qualify as “audit committee financial experts” under NYSE and SEC rules. Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee maintains a written charter. These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at https://investors.gbrx.com/corporate-governance.

Succession Planning

EXECUTIVE SUCCESSION

The Board provides oversight of key executive officer transitions. The Board, together with the Nominating and Corporate Governance Committee, exercises this oversight role through regular review and implementation of the Company’s succession planning process for key leadership and operational positions. Our multi-year succession plan has resulted in the refreshment of the majority of our executive officers over the last three fiscal years, from 2021 to 2023.

Our CEO and our Chief Human Resources Officer oversee the talent pipeline initiative for other key positions. This includes creating talent profiles for potential succession candidates and implementing tailored development plans with specific actions.

The Board reviews our talent pipeline activities regularly, and meets formally and informally with our CEO, key executives, and other high-potential members of senior management.

CEO SUCCESSION

Lorie L. Tekorius’ appointment as CEO in March 2022 was the result of a multi-year succession strategy led by the Board and the Nominating and Corporate Governance Committee, which focused on identifying the best candidate and implementing a smooth transition. As a continuation of this transition, and consistent with our commitment to Board refreshment, Bill Furman, the Company’s co-founder and former Chief Executive Officer, will not stand for re-election at the Annual Meeting.

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Risk Oversight

The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for risk management oversight. In order to ensure that Board expertise is utilized most effectively in risk management, certain other standing committees are given primary risk management oversight responsibility of certain categories of risks, such as the Compensation Committee’s oversight of compensation risk and the Audit Committee’s oversight of certain financial controls and cybersecurity risks. Greenbrier has established an Enterprise Risk Management (ERM) program to ensure risks are addressed in a manner consistent with the Company’s overall corporate strategy, including a strong focus on railcar safety and cybersecurity. Key risk identification, evaluation, and mitigation actions are reviewed quarterly by the Nominating and Corporate Governance Committee, other committees, and, as appropriate, are considered by the entire Board. The entire Board remains actively engaged in the oversight and effective implementation of the ERM program. The Board as a whole is directly engaged in overseeing the management of all significant risks, especially risks that implicate public safety. See “Environmental and Social” below for more information regarding our strategy and Board oversight with respect to employee safety and human capital management.

The Audit Committee oversees the Company’s financial and accounting risk assessment and risk management policies, including monitoring and recommending to the Board any modifications regarding the Company’s Code of Business Conduct and Ethics and Policy Regarding Trading in Company Securities. The Audit Committee also reviews the policies and procedures of the Company with respect to maintaining information and data security. The Audit Committee reviews cybersecurity on a quarterly basis with all Board members present.

The Compensation Committee evaluates the Company’s compensation programs and has concluded that its risks are effectively mitigated by a variety of policies including clawback, anti-hedging, and stock ownership policies. The compensation program balances between short-term and long-term incentives and establishes multiple and strategically weighted performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our Code of Business Conduct and Ethics and FCPA Compliance

We strive for the highest ethical standards in all of our business dealings. Our Code of Business Conduct and Ethics guides our Board, executive officers, and employees in the work they do for the Company. We work diligently to ensure that all our employees fully understand and are empowered to implement ethical practices and promptly report any noncompliant or suspicious activity. The Company maintains the right to require any employee to supply a written statement certifying compliance with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers, employees, and consultants, including its principal executive officer, principal financial officer, and principal accounting officer. The Company intends to post amendments to or waivers from our Code of Business Conduct and Ethics on the Company’s website at https://investors.gbrx.com/corporate-governance.

Our Code of Business Conduct and Ethics is closely tied to our FCPA and Anti-Corruption Policy. We are an international company, and as such, compliance with all anti-bribery and anti-corruption laws is a key component of our ethics commitment. We conduct ongoing compliance training at all our locations across the globe.

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2023 Non-Employee Director Compensation

Our non-employee director compensation program is designed to attract, retain, and reward qualified non-employee directors and align the financial interests of non-employee directors with those of our shareholders. Pursuant to this program, each non-employee member of our Board received the cash and equity compensation described below for fiscal 2023 Board service. We also reimbursed our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education. Members of the Board who are our employees are not separately compensated for serving on the Board.

Our Compensation Committee has the primary responsibility for reviewing the compensation paid to our non-employee directors and making recommendations for adjustments, as appropriate, to the full Board. The Compensation Committee undertakes an annual review of the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by its independent compensation consultant, Mercer, a national compensation consulting firm (“Mercer”). No changes were made in fiscal 2023 to our fiscal 2023 non-employee director compensation program, other than in connection with Admiral Fargo’s transition from Lead Director to Chair of the Board, as described below. The Board believes that the fiscal 2023 compensation program for our non-employee directors attracted, retained, and rewarded qualified non-employee directors, consistent with market practices and the demands placed on our Board.

FISCAL 2023 CASH COMPENSATION

In fiscal 2023, non-employee directors received an annual cash retainer of $80,000. The Audit Committee chair received an additional annual cash retainer of $20,000, and each other committee chair received an additional annual cash retainer of $15,000. The Chair of the Board, Admiral Fargo, received an additional cash retainer of $150,000 (increased from $70,000 in fiscal 2022 to reflect his transition from Lead Director to Chair of the Board). Members of the Audit Committee received an additional annual cash retainer of $10,000, and members of the Compensation and the Nominating and Corporate Governance Committees received an additional annual cash retainer of $7,500. All annual retainer fees were paid quarterly.

FISCAL 2023 EQUITY COMPENSATION

We maintain the Company Stock Incentive Grant Program for Non-Employee Directors under the 2021 Stock Incentive Plan. Under the program, upon a director’s initial election to the Board, the director automatically receives an “initial” award of restricted stock units (RSUs) with a value of $145,000. If such initial election occurs prior to the next annual meeting of shareholders, this initial award is prorated. A director who is also an employee of the Company, and who subsequently ceases such employment status but remains a director, is not eligible for such an initial award. Immediately following each annual meeting of shareholders, each director automatically receives an “annual” award of RSUs with a value of $145,000. Both the initial award and the annual award vest on the earlier of (a) the one-year anniversary of grant and (b) the next annual meeting of shareholders (if such meeting is at least 50 weeks after the prior year’s annual meeting of shareholders). In the event of a director’s termination of service due to death, disability, or retirement, or because such director is not nominated or re-elected to serve an additional term as a director, any unvested portion of the director’s initial award or annual award will vest. In the event of a director’s termination of service due to such director’s removal or resignation, any unvested portion of the director’s initial award or annual award will be forfeited. Dividends on unvested RSUs are subject to the same vesting terms as the unvested RSUs to which they relate. Upon a Company change of control, all unvested initial and annual director awards will vest.

For fiscal 2023, pursuant to the program described above, Mr. Ottensmeyer received an initial award of RSUs covering 2,451 shares, determined by dividing $145,000 by the average closing price for the 30 trading days immediately preceding the grant date, rounded up to the nearest whole share, and prorating for Mr. Ottensmeyer’s commencement of services with us. All our other non-employee directors received an award of RSUs covering 4,050 shares, determined by dividing $145,000 by the average closing price for the 30 trading days immediately preceding the grant date, rounded up to the nearest whole share.

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                   CORPORATE GOVERNANCE

FISCAL 2023 DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee Board members for fiscal year 2023. Ms. Tekorius did not receive compensation for her service as a director in fiscal 2023. Ms. Tekorius’ compensation for her service as an employee is discussed in the executive compensation disclosures below.

FISCAL 2023 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

Thomas B. Fargo	260,000	116,073		—		376,073

Wanda F. Felton	97,500	116,073		—		213,573

William A. Furman	80,000	116,073	(2)	—		196,073

Antonio O. Garza	87,500	116,073		—		203,573

James R. Huffines	90,000	116,073		—		206,073

Graeme A. Jack	125,000	116,073		—		241,073

Patrick J. Ottensmeyer	13,333	104,952		—		118,285

David L. Starling	47,500	116,073		127,720	(3)	291,293

Charles J. Swindells	80,000	116,073		120,000	(4)	316,073

Wendy L. Teramoto	97,500	116,073		—		213,573

Kelly M. Williams	120,000	116,073		—		236,073

(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted to directors in fiscal 2023 calculated in accordance with FASB ASC Topic 718 (Compensation – Stock Compensation), excluding estimated forfeitures. Such amounts may not correspond to the actual value that will be realized by them if and when the RSU awards vest. As of August 31, 2023, each director, except for Mr. Ottensmeyer and Mr. Starling, held 4,050 unvested RSUs and 103 corresponding dividend equivalent rights; Mr. Ottensmeyer held 2,451 unvested RSUs and 15 corresponding dividend equivalent rights; and Mr. Starling held no unvested equity awards. In addition, as of August 31, 2023, Mr. Furman held 89,443 unvested performance-based restricted stock units (PSUs) (assuming target achievement) granted to him in his role as Chief Executive Officer prior to his retirement.

(2)

In fiscal 2023, Mr. Furman received 121,752 shares pursuant to the vesting of a PSU award granted to him in his role as Chief Executive Officer prior to his retirement. Pursuant to its terms, the award remained outstanding following his retirement as Chief Executive Officer, subject to vesting upon achievement of performance metrics.

(3)

Mr. Starling unexpectedly passed away in February 2023. The amounts in the All Other Compensation column reflect the accelerated vesting of the RSUs, already reflected in the Stock Awards column, together with corresponding dividend equivalents rights, upon his death in accordance with the Company Stock Incentive Grant Program for Non-Employee Directors under the 2021 Stock Incentive Plan.

(4)	Represents consulting fees paid to Mr. Swindells in fiscal 2023 pursuant to a consulting agreement with the Company entered into in January 2016.

NONQUALIFIED DEFERRED COMPENSATION

We maintain an unfunded, voluntary non-qualified deferred compensation plan for our non-employee directors, which allows our non-employee directors to defer compensation received in exchange for their non-employee director services to us. We do not contribute to the plan. We do not guarantee any returns on participant contributions to the plan. The plan does not pay or provide for preferential or above-market earnings. Amounts deferred under the plan are credited with hypothetical and/or actual investment earnings based on participant investment elections made from among investment options available under the plan. Distributions may be made in lump-sum or in installments (subject to certain restrictions in the plan) upon the non-employee director’s death, disability, other termination of service, a change of control of us, and certain unforeseeable emergencies, each as defined in the plan.

FISCAL 2024 COMPENSATION

In late fiscal 2023, as a result of the Compensation Committee’s annual assessment and analysis, we increased compensation levels for non-employee directors effective fiscal 2024 in order to continue to attract, retain, and reward qualified non-employee directors. The last time we increased compensation levels for non-employee directors was fiscal 2019, other than as described above in connection with Admiral Fargo’s transition from Lead Director to Chair of the Board. The annual cash retainer fee for non-Chair non-employee directors was increased from $80,000 to $100,000, the cash retainer for the Chair of the Board was increased from $150,000 to $165,000, and the value of the initial and annual equity awards was increased from $145,000 to $160,000.

STOCK OWNERSHIP AND STOCK RETENTION

We believe that our non-employee directors should hold a meaningful financial stake in the Company to further align their interests with those of our shareholders. To promote this belief, the Company maintains stock ownership guidelines for its non-employee directors pursuant to which all non-employee directors of the Company are required to acquire and retain holdings of Company stock with a value equal to five times the annual cash retainer. As of the end of fiscal 2023, all of our non-employee directors met, exceeded, or are on track to meet, these guidelines.

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Shareholder Engagement

We actively and regularly engage with shareholders to identify and understand matters important to them. Our independent Chair of the Board, Board Committee Chairs and Management team are directly involved in these efforts, which are reported to the entire Board. Following our 2023 Annual Meeting, we contacted institutional shareholders representing approximately 74% of our shares (including 100% of our shares represented by our top 20 shareholders) to, among other things, discuss our executive compensation program, policies, and practices, solicit feedback and ensure that we had insight into the issues that were most important to our shareholders so that we could better understand their perspectives. We met with institutional shareholders representing 59% of our shares. These figures are based on the number of shares outstanding as of the end of fiscal year 2023. In the course of 50 meetings with our institutional shareholders, we received valuable feedback.

WHAT WE DISCUSSED

•	Strong execution of executive succession strategy

•	Our compensation philosophy for our executive team

•	The amount and form of our named executive officers’ pay, including performance metrics and related disclosures regarding such metrics

•	Board structure and composition, including our classified board structure and our ongoing Board refreshment initiatives

•	Business outlook and demand environment

Depending on availability and specific shareholder requests, Greenbrier was represented at these engagements by the Chairs of our Compensation and Nominating and Corporate Governance Committees and by senior executives including our CEO, Chief Human Resources Officer, SVP External Affairs and VP Corporate Finance and Treasurer and Chief Legal Officer or General Counsel. Shareholder engagement activity and feedback is reported directly to the Board, either by the Committee Chairs, if they participated, or by Management.

See “Say-on-Pay Vote and Shareholder Engagement on Compensation” on page 26 of this Proxy Statement for further information regarding key feedback from shareholders related to our executive compensation program and our responses.

Environmental and Social

We strive to continually integrate our ESG values of Safety and Quality, People, Environmental Sustainability, Governance and Ethics, and Communities into our broader business strategy. Greenbrier’s 2023 ESG report, provides further detail about our priorities and the actions we took in fiscal 2023 and that we will take in the future, and can be found at www.gbrx.com/ESG/.

ENVIRONMENTAL SUSTAINABILITY

Sustainability is central to Greenbrier. Our core product offerings are not only among the most fuel-efficient modes of transport globally, but freight railcars are designed for a 40-year useful life. We remain dedicated to traditional stewardship by reducing our environmental footprint and are committed to meeting or exceeding environmental regulations in the countries where we operate. Greenbrier continues to progress on our sustainability goals, which are informed by a materiality assessment completed in fiscal 2021. For example, we have expanded our waste management tracking to include what our facilities send to landfill and have implemented a formal Environmental, Health and Safety policy at each plant. Our first pilot project for site-level generation of renewable energy was implemented at our manufacturing facility in Tlaxcala, Mexico. To ensure sustained alignment, Greenbrier will continue to balance our environmental focus areas and goals with our overall corporate strategy. We plan to refresh our materiality assessment regularly, with a periodic review of the priority issues.

SAFETY

Greenbrier knows that promoting the health and safety of our employees is vital to our success. We believe no one should be injured while working at Greenbrier. In addition to following strict U.S., E.U. and other applicable requirements, Greenbrier operates under a

THE GREENBRIER COMPANIES

      CORPORATE GOVERNANCE

Health & Safety Management System that was developed consistent with ISO 45001. As part of our safety program, each production shift begins with a safety briefing. Senior Management reviews monthly safety data, while the Board is updated each quarter. Our culture of safety evolves and works towards continuous improvement. Notably, several locations have achieved multiple years without a recordable incident and one new railcar manufacturing facility had no recordable incidents in fiscal 2023. Greenbrier’s safety program is robust, effective, and ingrained in our company culture.

HUMAN CAPITAL MANAGEMENT

Greenbrier manufactures, leases, and services a broad range of freight railcars and components on four continents which requires a large number of highly-skilled employees working in manufacturing facilities and plants to produce at scale consistently high-quality and safe products. We do not take our employees for granted. We have no higher priorities than ensuring our employees have a safe and inclusive working environment that promotes their health and well-being, and provides them opportunities for development.

With the oversight of our Board and Nominating and Corporate Governance Committee, Greenbrier’s approach to human capital management (HCM) is wide-reaching and encompasses many facets including business strategy alignment, talent pipeline planning, diversity and inclusion, training and development, employee well-being, workforce safety, and risk mitigation. Different aspects of human capital management are reviewed quarterly by the Nominating and Corporate Governance Committee and the Audit Committee with participation of all Board members.

Culture and work environment are increasingly vital in retaining talent. This year, we deployed a new onboarding framework across our U.S. operations, spanning each employee’s pre-hire period through the employee’s first 90 days of employment, designed to guide employees and managers through successful integration. We also conduct employee surveys in the United States and Mexico to gain important insights to strengthen our Company and improve the employee experience. Mexico hosted the employee survey in fiscal 2023 and received a 95% participation rate. We use the results from these surveys to create actionable goals, such as enhancing communications, providing more training and development opportunities, and implementing a formal recognition and reward program.

Our HCM strategy also supports our IDEAL (Inclusion, Diversity, Equity, Access and Leadership) commitment. In fiscal 2022, we created a framework for Employee Resource Groups (ERGs) at Greenbrier and were pleased by the formation of six ERGs during that innaugural year and an additional two in fiscal 2023. ERGs are voluntary, employee-driven groups that are organized around a shared interest or dimension and provide an opportunity for employees to network as well as promote cultural diversity, education, and professional development of its members, contributing to the success of Greenbrier’s IDEAL mission. We hosted our first-ever Diversity, Equity and Inclusion (DEI) Summit in 2023 to celebrate our successes and develop new goals for the future of our IDEAL program.

Our deep commitment to workplace safety and our promotion of employee health and well-being supports our overall emphasis on attracting a diverse talent base and fostering an inclusive culture for our global workforce.

DIVERSITY OF OUR LEADERSHIP

After the Annual Meeting, our Board will be 44% female, versus the Russell 3000 index average of 29% as of June 30, 2023. Greenbrier was previously recognized by the nonprofit, 50/50 Women on Boards, as one of the few Oregon publicly-traded companies with over 20% female representation on the Board. In addition, after the Annual Meeting, one third of our Board self-identifies as racially or ethnically diverse.

Related Person Transactions

Under Greenbrier’s written Related Transactions Policy, the Audit Committee of the Board has the responsibility to review and, if appropriate, approve (or, when applicable, ratify) all related person transactions. Standard procedure is for related person transactions to be submitted to the Audit Committee (or its designated representative) for consideration prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Greenbrier management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the Policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act.

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Aircraft Usage. Bill Furman, one of our directors, is the ultimate owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft, which may include the aircraft owned by Mr. Furman. During fiscal 2023, charters of the aircraft owned by Mr. Furman were placed with or through the company that manages Mr. Furman’s aircraft aggregating approximately $66,818. The approximate dollar value of the amount of Mr. Furman’s interest in the transactions was $36,465. The fiscal 2023 charters of the aircraft owned by Mr. Furman were reviewed and approved by the Audit Committee in accordance with Greenbrier’s Related Transactions Policy as described in the preceding paragraph.

Indebtedness of Management. Since the beginning of fiscal 2023, none of our directors or executive officers have been indebted to us.

Majority Voting Policy

The Company’s Corporate Governance Guidelines establish a majority voting policy with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, make a recommendation to the Board concerning the acceptance or rejection of the resignation offer.

The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board. The Board will also provide an explanation of the process by which the decision was made and, if applicable, its reasons for rejecting the tendered resignation.

Communication with the Board

Shareholders and other interested parties may communicate with members of the Board by mail addressed to the Chair of the Board, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035 or via email to investorrelations@gbrx.com. Such communications are distributed as appropriate. Please note that communications with directors does not constitute service of process to the Company and that nominations and shareholder proposals must be submitted in accordance with the procedure set forth on pages 61 to 62.

THE GREENBRIER COMPANIES

PROPOSAL 1	ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee and the Board of Directors have recommended the following three nominees for election. Class III Directors Bill Furman and Butch Swindells are not standing for re-election and are retiring.

•	Lorie L. Tekorius, Kelly M. Williams, and Patrick J. Ottensmeyer as Class III Directors.

•

Patrick J. Ottensmeyer was appointed as a Class II director by the Board in June 2023. Under Greenbrier’s Amended and Restated Bylaws, directors appointed by the Board stand for election at the next Annual Meeting of Shareholders. As a result, Mr. Ottensmeyer is standing for election at this Annual Meeting. Due to the planned departures of Mr. Furman and Ambassador Swindells (each a Class III director), Mr. Ottensmeyer is standing for election as a Class III director in order that the classes remain as nearly equal in number as possible after the Annual Meeting.

The Class III candidates are nominated to serve a three-year term, until the Annual Meeting of Shareholders in 2027, or until their respective successors are qualified and elected. If a nominee is unable or unwilling to serve as a director at the date of the applicable Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

Mr. Ottensmeyer, Ms. Tekorius, and Ms. Williams. Unless marked otherwise, proxies received will be voted FOR the election of the three nominees.

Directors are divided into three classes, with three directors in Class I and four directors each in Class II and Class III. Typically, one class is elected each year for a three-year term. The following table sets forth certain information about each nominee for election to the Board and each continuing director.

			Committee Memberships

Name	Independent	Director Since	Audit	Compensation	Nominating/ Corp. Gov.	Expiration of Current Term
Class I Directors

Thomas B. Fargo Age: 75 Chair of the Board	●	2015		Chair	●	2025

Antonio O. Garza Age: 64 Director	●	2021	●		●	2025

James R. Huffines Age: 72 Director	●	2021	Financial Expert	●		2025
Class II Directors

Wanda F. Felton Age: 65 Director	●	2017	Financial Expert		●	2026

Graeme A. Jack Age: 72 Director	●	2006	Chair, Financial Expert	●	●	2026

Patrick J. Ottensmeyer(1),(2) Age: 66 Director	●	2023	Financial Expert	●		2026

Wendy L. Teramoto Age: 49 Director	●	2019	Financial Expert	●		2026
Class III Directors

William A. Furman (Retiring Jan. 2024) Age: 79 Director		1994				2024

Charles J. Swindells (Retiring Jan. 2024) Age: 81 Director	●	2005				2024

Lorie L. Tekorius(1) Age: 56 Director and CEO		2022				2024

Kelly M. Williams(1) Age: 59 Director	●	2015	●	●	Chair	2024

(1)	Nominees for Election

(2)	If elected, Mr. Ottensmeyer will serve as a Class III director in order that the classes remain as nearly equal in number as possible.

2024 PROXY STATEMENT

 FISCAL 2023 EXECUTIVE

 COMPENSATION

Compensation Discussion and Analysis

This section discusses material information relating to the compensation of our named executive officers for fiscal 2023 (“NEOs”):

Lorie L. Tekorius,

Chief Executive Officer and President

Adrian J. Downes,

Senior Vice President, Chief Financial Officer

Brian J. Comstock,

Executive Vice President, Chief Commercial and Leasing Officer

William Krueger,

Senior Vice President, President Greenbrier Manufacturing Operations

Martin R. Baker,

Senior Vice President, Chief Legal and Compliance Officer

EXECUTIVE SUMMARY

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of shareholders is key to our compensation program design and decisions. We structure our executive compensation program to include significant performance metrics that are aligned with our business strategy and shareholder value creation. As described in more detail below, in response to shareholder feedback, in fiscal 2023 we added a relative total stockholder return (rTSR) performance metric to our performance-based restricted stock unit (PSU or performance-based RSU) program. In previous fiscal years the program utilized a rTSR modifier. Our fiscal 2023 PSU program is described in more detail on pages 31-32. Listed below are highlights of our fiscal 2023 executive compensation policies and practices:

WHAT WE DO

✔	Ongoing engagement with our institutional shareholders regarding our executive compensation policies and practices

✔	Performance-based cash and equity incentive compensation

✔	Caps on performance-based cash and equity incentive compensation

✔	Significant portion of executive compensation at risk based on company performance

✔	Multi-year equity award vesting periods for equity awards, including three-year performance periods for performance-based equity awards

✔	One-year minimum vesting requirement under equity incentive plan, with limited exceptions

✔	Annual review and approval of our executive compensation program

✔	Annual compensation risk assessment

✔	Annual “Say On Pay” vote

✔	Clawback policy on cash and equity incentive compensation

✔	Robust stock ownership and stock retention guidelines for executive officers

✔	No employment agreements with executive officers

✔	Independent compensation consultant engaged by the Compensation Committee

✔	100% independent directors on the Compensation Committee

✔	Limited perquisites

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

WHAT WE DON’T DO

×	No “single trigger” change of control payments and benefits

×	No tax gross-ups, including for change of control related excise tax payments

×	No short sales, hedging, pledging of stock ownership positions, or transactions involving derivatives of our common stock

×	No strict benchmarking of executive compensation to a specific percentile of our compensation peer group

×	No pension benefits

×	No dividend payments on unvested awards

×	No ‘repricing’ of out-of-the-money stock options without shareholder approval

×	No incentivizing unnecessary or excessive risk taking

FISCAL 2023 FOCUS AND ACCOMPLISHMENTS

Fiscal 2023 was another year of transformation. We delivered strong results despite challenges that impacted our business throughout the year. While demand in the marketplace remained strong, supply chain challenges, inflation, rising interest rates, rail service congestion, and labor shortages impacted and continue to impact our business and require focused attention from our management. We were able to navigate these trends and exceed key financial goals in fiscal 2023, including achieving record annual revenues of $3.9 billion, an increase of $966.3 million or 32.5% compared to fiscal 2022, and record deliveries, with railcar deliveries increasing 33.2% compared to fiscal 2022.

ADDITIONAL ACCOMPLISHMENTS

•	Launched a multi-year strategy during fiscal 2023 that we outlined at our first-ever Investor Day in April 2023. The strategy has three basic tenets:

•	Maintain our manufacturing leadership position across geographies;

•	Optimize our industrial footprint for efficiency and margin enhancement while addressing the needs of our customers; and

•	Grow our recurring revenue to reduce the impact of manufacturing cyclicality.

•	Conducted a strategic review of our global business capacity, and took actions during the fiscal year to:

•	Sell the Gunderson Marine business and close our Portland railcar manufacturing facility;

•	Sell Southwest Steel, a foundry business in Longview, Texas; and

•	Divest our interest in Rayvag, a manufacturing facility located in Turkey.

•	Acquired the minority interest in GBX Leasing and now wholly own our lease fleet.

•	Launched European leasing and syndication business to add another channel to the market.

•	Ended fiscal year 2023 with strong backlog value and units. Our railcar backlog was 30,900 units with an estimated value of $3.81 billion as of August 31, 2023, with deliveries that extend into 2026.

•	Increased our quarterly dividend by 11%, to $0.30 per share, starting in July 2023. Fiscal 2023 marks nine consecutive years of dividend payments by the Company.

•	Repurchased 1.9 million shares for $56.9 million under our share repurchase program.

2024 PROXY STATEMENT

      FISCAL 2023 EXECUTIVE COMPENSATION

SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT ON COMPENSATION

At our 2023 Annual Meeting, we held a Say-on-Pay vote on the compensation of our NEOs for fiscal 2022, which received the support of approximately 80% of the votes cast. This was lower than the Say-on-Pay vote support of approximately 88% of the votes cast at our 2022 Annual Meeting for the compensation of our NEOs for fiscal 2021. The Compensation Committee and our full Board took the Say-on-Pay vote outcome seriously. Following our 2023 Annual Meeting, we contacted institutional shareholders representing approximately 74% of our shares (including 100% of our shares represented by our top 20 shareholders) to, among other things, discuss our executive compensation program, policies, and practices, solicit feedback and ensure that we had insight into the issues that were most important to our shareholders so that we could better understand their perspectives. We met with institutional shareholders representing 59% of our shares. These figures are based on the number of shares outstanding as of the end of fiscal year 2023. We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders. We believe that ongoing engagement builds mutual trust and alignment with our shareholders and is essential to our long-term success.

In the course of 50 meetings with our institutional shareholders, we received valuable feedback on our executive compensation program, policies and practices. These shareholders generally viewed the evolution of our executive compensation program as consistent with what we previously communicated in our outreach over the past several years and consistent with our strategy and pay-for-performance philosophy. The key feedback from our shareholders related to our executive compensation program and our responses are shown in the chart below.

Area of Focus	What We Heard from Investors	How We Responded

NEO Employment Agreements	Several shareholders indicated a preference for eliminating NEO employment agreements with “evergreen” provisions	We no longer provide any NEO employment agreements

Clearer Disclosure of PSU metrics	Several shareholders indicated a preference for enhanced disclosure regarding PSU metrics	This proxy statement includes enhanced narrative and graphic disclosures regarding PSU metrics. Our fiscal 2023 PSU program is described in more detail on pages 31-32

Amount and Form of NEO Pay	Shareholders indicated continued support for amount of pay and significant weighting toward equity	As in previous fiscal years, we continued to assess executive compensation in the context of our business strategy, as well as against market practices in consultation with our independent compensation consultant, and maintained significant weighting towards equity

Overlapping Performance Metrics	Several shareholders indicated a preference for differentiated performance metrics in our annual bonus plan and our PSU program	As in previous fiscal years, the Compensation Committee reviewed the use of EBITDA as a metric in both the annual bonus and PSU programs. The Compensation Committee notes that the aggregate weighting of EBITDA across both compensation programs has declined over time. The Compensation Committee continues to believe that EBITDA is an appropriate and important indicator of our operating performance and correlates with increased shareholder value

FISCAL 2023 NEO COMPENSATION PROGRAM

PRINCIPLES

The Compensation Committee designed the Company’s executive compensation program to be consistent with the goals of its executive compensation philosophy: to drive performance and increase shareholder value. In evaluating and determining executive compensation, the Compensation Committee also considers the results of our most recent Say-on-Pay vote and other feedback from our shareholders. For additional information about the Compensation Committee, see “Corporate Governance—Board Committees, Meetings and Charters—Compensation Committee” in this Proxy Statement. The current compensation program is designed to strengthen and continually reinforce the link between pay and performance.

The objectives of our executive compensation program are to:

•	Align the interests of key executives with the long-term success of the business, our shareholders, and other stakeholders

•	Attract, develop, retain, and motivate key executives to drive our business and financial performance

•	Link a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incentivize the management team to create shareholder value by balancing growth and return on capital at all points in the business cycle

Our compensation principles state that:

•	A significant portion of compensation should be performance-based

•

Total direct compensation should be competitive with the market and based on the complexity of an executive’s assignment, years and depth of experience, and readiness for leadership in the CEO and key executive succession plan

THE GREENBRIER COMPANIES

    FISCAL 2023 EXECUTIVE COMPENSATION

•	Annual incentive awards should be aligned with the Company’s operating, financial, and strategic objectives while considering the cyclical nature of our business

•	Long-term incentive plans should promote retention and reward absolute performance as well as relative performance to appropriate peers

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned

In evaluating the competitiveness of our compensation program, we compare it against the programs of peers in related industries at a similar stage of development and comparable financial profile. We also evaluate broader size-appropriate comparisons in related industries. More information about our use of peer group data is provided below. We also assess pay levels and pay mix of our aggregate executive and non-executive compensation programs through compensation positioning, and review realizable pay analysis to inform our decisions. Our compensation philosophy also recognizes the need for flexibility based on experience, scope of position, critical skills, and individual/corporate performance. We consider compensation data from our compensation peer group as one of several factors that informs our judgment of appropriate parameters for compensation levels. We do not strictly benchmark compensation to a specific percentile of our compensation peer group, nor do we apply a formula or assign relative weightings to specific compensation elements. We believe that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because it does not take into account the specific performance of the executive officers, the relative size, growth, and performance of the Company, or any unique circumstances or strategic considerations of the Company.

ROLE OF THE COMPENSATION COMMITTEE

Pursuant to its charter, the Compensation Committee assists the Board in its oversight of the performance and compensation of the Company’s senior executive management team, including the NEOs. In making executive compensation decisions, the Compensation Committee seeks the assistance of its independent compensation consultant, Mercer, as well as our CEO and our management team (except with respect to their own compensation). The Compensation Committee reviews the cash and equity compensation of our executive officers to properly incentivize and reward them for their performance. The role of the Compensation Committee includes:

•	Establishing compensation policies for executive officers and directors of the Company

•	Reviewing, determining, and approving the compensation of the Company’s CEO

•	Approving compensation of non-CEO executive officers

•	Reviewing and approving executive officer change of control agreements and other special benefits, including supplemental retirement benefits

•	Regularly reviewing, administering, and recommending changes to equity-based and other incentive compensation plans

•	Annually reviewing the Company’s compensation policies and practices as they relate to risk management and evaluating potential risks

ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts, and other personnel the Compensation Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such independent consultants, counsel, experts, and other personnel.

The Compensation Committee directly engaged Mercer as independent consultant for fiscal 2023 to provide information, analysis, and advice regarding executive and director compensation. The Compensation Committee has evaluated the independence of Mercer and concluded that there are no conflicts of interest. Mercer provided the following services for the Compensation Committee during fiscal 2023: (i) advice on 2023 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2023 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

ROLE OF MANAGEMENT

The Compensation Committee consults with our CEO and our Chief Human Resources Officer (CHRO) when making compensation decisions. Typically, our CEO and CHRO engage with other members of our management team to gather information on corporate and

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

individual performance and their perspective and recommendations on compensation matters. Our CEO makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other executive officers. The Compensation Committee uses these recommendations as one of several factors in making compensation decisions, and those decisions do not necessarily follow the CEO’s recommendations.

PROGRAM DESIGN

The following table describes the material elements of fiscal 2023 pay for NEOs and explains why each element was provided.

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Payment

Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each NEO	• Attract and retain talent • Provide financial certainty	Cash

	Annual Cash Bonus	Achievement of specific financial and strategic goals	• Drive achievement of key business results on an annual basis	Cash

Performance-Based	Long-Term Equity	Achievement of specific financial goals including relative financial performance	• Reward achievement of long-term objectives over a three-year performance period • Directly tie interests of our NEOs to those of our shareholders	Shares

Time-Based	Long-Term Equity	Creation of shareholder value	• Retain talent • Vest annually in equal installments, generally over a three-year period	Shares

PEER GROUP

Greenbrier’s fiscal 2023 compensation peer group is listed below. The Compensation Committee periodically reviews our peer group. Mercer performs an independent review and makes recommendations annually, providing substantial detail and support to the Compensation Committee for consideration. For fiscal 2023, the Compensation Committee removed Meritor, as it was acquired by Cummins Inc. Our fiscal 2023 peer group is:

Astec Industries (ASTE) Crane (CR) GATX Corp (GATX) H&E Equipment Services (HEES) Hub Group (HUBG) Hyster-Yale Materials Handling (HY)	Manitowoc (MTW) Oshkosh (OSK) REV Group (REVG) Terex (TEX) Timken (TKR)	Trinity Industries (TRN) Triton International (TRTN) Wabash National (WNC) Westinghouse Air Brake (WAB)

Peer group companies are chosen based on whether they are in a comparable industry, have comparable revenue or market capitalization, or compete with Greenbrier for executive talent. The current peer group includes companies in the following sectors: railcar manufacturing; heavy manufacturing; other related manufacturing; after-market products; transportation services; and high-value equipment leasing. Annual revenues of the peer group companies range from approximately one-third to three times Greenbrier’s annual revenue, with Greenbrier approximating the peer group median revenue size.

SPECIFIC ELEMENTS OF FISCAL 2023 COMPENSATION

The charts below show the pay mix of our CEO and other NEOs and the components of their pay for fiscal 2023, specifically the base salary at fiscal end 2023, cash bonus amounts earned for fiscal 2023, and the grant date fair value of equity awards granted in fiscal 2023.

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

BASE SALARY

In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries, including for:

•	Annual merit increases

•	Changes in role, such as promotions or added responsibilities

•	Market adjustments to promote retention

Base salary for Mr. Comstock was adjusted in early fiscal 2023 to align with market pay levels for executives with similar duties and responsibilities. Base salary for Mr. Krueger was adjusted effective fiscal 2023 in connection with his appointment as President of Greenbrier Manufacturing Operations, effective fiscal 2023. The table below sets forth the base salaries for our NEOs at fiscal end 2022 and 2023.

Named Executive Officer	Fiscal 2022 Base Salary	Fiscal 2023 Base Salary	Percentage Increase from Fiscal 2022 Base Salary

Lorie L. Tekorius	$900,000	$900,000	N/A

Adrian J. Downes	$525,000	$525,000	N/A

Brian J. Comstock	$575,000	$600,000	4.4%

William Krueger	$535,000	$560,000	4.7%

Martin R. Baker	$465,000	$465,000	N/A

ANNUAL CASH BONUS

A key objective of our compensation philosophy is to tie a significant portion of each NEO’s total direct compensation to company performance. To help accomplish this objective, we provide annual performance-based cash bonus opportunities (“annual bonuses”) for our NEOs, which are earned based on the Company’s achievement against performance objectives established at the beginning of the fiscal year. Target incentive opportunities under the annual bonus plan for NEOs are expressed as a percentage of base salary. The target incentive opportunity for Ms. Tekorius was increased in early fiscal 2023 to align with market pay levels for executives with similar duties and responsibilities. The target incentive opportunity for Mr. Krueger was increased effective fiscal 2023 in connection with his appointment as President of Greenbrier Manufacturing Operations. The table below shows the target annual bonus opportunity for each NEO as a percentage of his or her base salary at fiscal end 2022 and 2023.

Named Executive Officer	Fiscal 2022 Target	Fiscal 2023 Target

Lorie L. Tekorius	105%	110%

Adrian J. Downes	85%	85%

Brian J. Comstock	95%	95%

William Krueger	90%	95%

Martin R. Baker	90%	90%

As in fiscal 2022, our NEOs’ fiscal 2023 annual bonus opportunities were based 40% on the achievement of earnings per share (EPS) goals, 40% on the achievement of EBITDA goals, and 20% on the achievement of strategic goals. The Compensation Committee believes that EPS reflects key financial and operational performance objectives, aligns the interests of shareholders with management, and encourages management to focus on all aspects of performance, including top line growth in revenue, expense control, and bottom line results. The annual bonus ultimately earned could have ranged from 0% to 200% of an individual’s target opportunity for the EPS and EBITDA portions of the annual bonus, and 0% to 150% for the strategic goal portion of the annual bonus. Our CEO has discretion to recommend to the Compensation Committee (and the Compensation Committee has discretion in the case of the CEO) to make a downward (but not upward) adjustment of any award by up to 20% to reflect individual performance. No such adjustments were made in fiscal 2023.

The performance metrics, their weighting, targets, and payout levels were established at the beginning of fiscal 2023 by the Compensation Committee with input from management and the Compensation Committee’s independent compensation consultant. This process included a thorough review and discussion of the risks and variables in management’s financial plan for fiscal 2023,

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

including existing backlog, production schedules and forecasts of industry demand. The level of performance required for the maximum payout for the EPS and EBITDA portions of the annual bonus was established based on the Compensation Committee’s assessment of the level of performance that shareholders would consider superior in view of the economic outlook for Greenbrier and its industry. EBITDA and EPS targets for fiscal 2023 were set higher than the level of EBITDA and EPS achievement in fiscal 2022. A comparable process was carried out to establish the threshold or minimum performance level, defined as the level of performance below which no incentive payment is appropriate. Our philosophy is to incentivize management in both strong and weak markets. Our fiscal 2023 EBITDA and EPS goals reflected how our business cycle was impacted by the ongoing recovery from COVID-19 variants and the related supply chain disruptions, as well as from the economic uncertainty and the backdrop of slowly improving demand in the freight rail market.

The following table sets forth the EPS and EBITDA goals under the fiscal 2023 annual cash bonus opportunity. Payout amounts are interpolated between threshold and target, and between target and maximum.

	EBITDA (in millions)	EPS	Payout

Threshold (Minimum)	$175	$1.33	50%

Target (Goal)	$250	$1.90	100%

Maximum	$375	$3.00	200%

Achievement below threshold results in no payout. After the conclusion of fiscal 2023, the Compensation Committee evaluated our performance against the EPS and EBITDA targets and determined that we achieved $2.97 for EPS and approximately $340.3 million for EBITDA.

For fiscal 2023, achievement of strategic goals made up 20% of the annual bonus opportunity, and the goals were focused on three primary areas: strategic evaluation of our global business capacity footprint, successful launch and management of a European leasing business, and development and implementation of a short-term energy and greenhouse gas reduction strategy. After the conclusion of fiscal 2023, the Compensation Committee evaluated our performance against the strategic goals, and determined that the strategic goals were achieved at 137.5% of target. In reaching its determination, the Compensation Committee took note of, among other things, the following fiscal 2023 achievements: execution of a cost and capacity restructuring plan in Romania; reduction of several thousand euros per wagon in production costs; significant mitigation impact of the Ukrainian war through renegotiation of existing contracts; strategic evaluation of our North America production capacity and optimal production structure; origination and syndication of several hundred leases for railcars in Europe for fiscal 2023 and into fiscal 2024; continued progress toward new leasing and management infrastructure launch in early fiscal 2024; and completion of a pilot renewable energy project in Central Mexico with average monthly production of just over 67,000 kW hours.

In accordance with the payout multiples described above, the Compensation Committee approved bonus payments to the NEOs in an amount that resulted in a total fiscal 2023 bonus payment for each NEO equaling 175.3% of the NEO’s respective fiscal 2023 target annual cash bonus opportunity. The actual fiscal 2023 annual bonus payments for the NEOs are presented in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

	EBITDA (in millions) (weighted 40%)	EPS (weighted 40%)	Payout

Threshold (Minimum)	$175	$1.33	50%

Target (Goal)	$250	$1.90	100%

Actual	$340.3	$2.97	175.3	%(1)

Maximum	$375	$3.00	200%

(1)	Includes 137.5% of target for the strategic goal portion (weighted 20%) of the annual bonus opportunity.

EBITDA for purposes of the annual cash bonus plan is a non-GAAP financial measure. We defined it as net earnings before interest and foreign exchange, income tax expense, depreciation and amortization, and the impact associated with items we do not believe are indicative of our core business or which affect comparability, such as asset disposal and exit related costs.

EPS for purposes of the annual cash bonus plan is a non-GAAP financial measure. We defined it as diluted earnings per common share before the impact associated with items we do not believe are indicative of our core business or which affect comparability, such as asset disposal and exit related costs.

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

LONG-TERM EQUITY AWARDS

The most significant component of our NEO compensation program is long-term equity awards. These equity awards focus the efforts of our NEOs on the achievement of long-term objectives and align the interests of our executive officers with those of our shareholders. The value delivered by the equity awards is dependent on our stock price performance, and it is maximized when the Company achieves strong long-term performance. In fiscal 2023, these equity awards consisted of RSUs and PSUs.

Performance-based RSUs are designed to focus attention on, and to reward the achievement of, our long-term financial objectives and sustained appreciation in shareholder value. As described in more detail below, in response to shareholder feedback, in fiscal 2023 we transitioned to a PSU program with a rTSR performance metric (as opposed to a rTSR modifier). We believe that the fiscal 2023 PSUs directly link a significant portion of our NEOs’ target total direct compensation to our stock price performance. At the end of a three-year performance period, a percentage ranging from 0% to 200% of the target number of PSUs initially awarded will be earned based on the extent to which the three-year goals are achieved. The three-year measurement period begins on September 1 and ends on August 31.

The Compensation Committee approved the fiscal 2023 awards in October 2022. Approximately 60% of each NEO’s target fiscal 2023 equity awards was in the form of PSUs and approximately 40% was in the form of RSUs.

We do not pay dividends on unearned RSUs or PSUs. The target value of the awards intended to be delivered to each NEO was converted into a number of RSUs and target PSUs based on the trailing 30-day average price of a share of our Common Stock. The amount of RSUs and PSUs (including minimum, target and maximum potential payouts) granted to the NEOs in fiscal 2023 are disclosed in the Grants of Plan-Based Awards in fiscal 2023 table on page 37.

Together, RSUs and PSUs are important tools to motivate and retain our highly valuable executive officers, since the value of the awards is delivered to our executive officers over three-year periods, generally subject to their continued service. We may modify our equity award program from one fiscal year to the next, including performance targets, for our executive officers, including our NEOs, to continue to maintain a strong alignment of their interests with the interests of our shareholders.

Fiscal 2023 PSU Performance Metrics

Our process for setting performance metrics, conducted at the beginning of each three-year performance period, includes goals related to profitability and return on invested capital while taking into account the cyclical nature of our business. Our targets are designed to incent behavior that enhances shareholder value at all points in the business cycle.

The Compensation Committee typically grants equity awards to NEOs during its regularly scheduled meeting early in the fiscal year. However, the timing of this approval may be changed in the event of extraordinary circumstances, including in connection with mid-year promotions and new-hires. The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Compensation Committee does not time the release of material nonpublic information based on equity award grant dates.

We generally establish our objectives depending on where we are in the business cycle. When backlog and demand are high and asset prices strong, we generally emphasize earning a higher return. When the market is weak and prices are under pressure, we generally emphasize making prudent decisions related to production capacity and other considerations, as well as investments at attractive prices, over attempting to earn unrealistic short-term returns. Making intelligent decisions at the right points in the cycle allows us to increase shareholder value over the long term by protecting our core business and market share. When appropriate and supported by the underlying economic conditions and market demand, the Compensation Committee will increase or decrease targets year-over-year to properly incent management.

The Compensation Committee selected EBITDA, ROIC and rTSR as the metrics for fiscal 2023 PSUs, weighted 60%, 20% and 20% respectively, as follows:

	EBITDA (in millions)	ROIC	rTSR	Payout

Threshold (Minimum)	$600	6%	25th %tile	50%

Target (Goal)	$900	10%	50th %tile	100%

Maximum	$1,200	15%	75th %tile	200%

Achievement below threshold results in no payout for the respective metric. Payout amounts are interpolated between threshold and target, and between target and maximum levels, as appropriate. Vesting is independent for each performance criteria.

As in previous fiscal years, the Compensation Committee reviewed the use of EBITDA as a metric in both the annual bonus and long-term performance equity programs. We continue to believe that EBITDA is an important indicator of our operating performance and

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

correlates with increased shareholder value. We believe that ROIC is a meaningful overall measure of our business performance because it reflects our performance relative to our investments. In response to shareholder feedback, the fiscal 2023 PSU program includes an rTSR performance metric (as opposed to an rTSR modifier). We continue to believe that rTSR is a meaningful measure of shareholder value creation.

The Compensation Committee selected the S&P 600 Index for the rTSR metric given its representation of our industry peers and that it is challenging relative to other potential benchmark indices. The Compensation Committee further believes that the S&P 600 Index is a proxy to measuring a broad and consistent group of companies that will experience similar market influences as the Company over the cycle of the PSU performance period.

Fiscal 2021 PSU Program Payout

As disclosed in our proxy statement for our 2021 Annual Meeting and shown in the table below, the fiscal 2021 PSU program included EBITDA and ROIC goals over a 3-year performance period. The Compensation Committee selected EBITDA and ROIC as the metrics for performance grants in the fiscal 2021 annual PSU program with a relative TSR modifier to continue to focus on alignment of total shareholder return and executive compensation. Weighting of the metrics for the fiscal 2021 award was 80% for EBITDA, and 20% for ROIC to emphasize cash flow generation and earnings. Achievement below threshold would have resulted in no payout for the respective metric. The payout could have been increased or decreased by 10% based on relative TSR performance. The relative TSR modifier would have been used if the Company was in the top three or bottom three among the peers at the end of the 3-year measurement period. The target EBITDA and ROIC goals, and actual performance results, are set forth in the table below:

	EBITDA (in millions)	ROIC	Payout

Threshold (Minimum)	$500	6%	50%

Actual	$716.8	6.1%	79.2%

Target (Goal)	$800	10%	100%

Maximum	$1,200	15%	200%

At the end of fiscal 2023, the Compensation Committee determined that actual achievement of EBITDA was equal to 86.1% of target and actual achievement of ROIC was 51.3% of target. The TSR modifier was not applicable. Payout amounts were interpolated between threshold and target.

EBITDA for purposes of the PSUs is a non-GAAP financial measure. We defined it as net earnings before interest and foreign exchange, income tax expense, depreciation and amortization, and the impact associated with items we do not believe are indicative of our core business or which affect comparability, such as asset disposal and exit related costs.

ROIC for purposes of the PSUs is a non-GAAP financial measure. We defined it as the average annual net operating profit after cash taxes for the measurement period divided by the average invested capital for the four annual periods beginning from the last day of the prior fiscal year through the last day of the measurement period, excluding the impact associated with items we do not believe are indicative of our core business or which affect comparability, such as asset disposal and exit related costs.

EMPLOYEE BENEFITS

Nonqualified Deferred Compensation Plan

The Company maintains a Nonqualified Deferred Compensation (NQDC) Plan that permits participants, including our NEOs, to elect to defer a portion of their compensation, including shares of stock or cash. The NQDC Plan does not pay or provide for preferential or above-market earnings. Amounts deferred under the plan are credited with hypothetical and/or actual earnings based on participant investment elections made from among investment options available under the plan. Messrs. Downes, Comstock and Krueger elected to participate in the NQDC Plan in fiscal 2023; none of the other NEOs elected to defer any portion of their fiscal 2023 cash or equity compensation under the NQDC Plan.

The Company makes discretionary contributions to the NQDC Plan on behalf of participants. In January 2023, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned, in each case for the prior calendar year.

Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies ensuring the executives’ lives and has endorsed the rights to the death benefits to the

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million.

Perquisites and Other Personal Benefits

The Company maintains a program of certain perquisites for NEOs. In early fiscal 2023, the Company discontinued the provision of Company-owned automobiles or automobile allowances. The Company continues to not provide tax gross-ups for perquisites or personal benefits and no longer maintains employment agreements with NEOs. We regularly evaluate our perquisite program balancing employment retention challenges and our own industry practices.

The Company provides employee benefits to all eligible employees in the United States, including our NEOs, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain highly talented employees. Our NEOs are eligible to participate in these benefit plans and programs, including, medical, dental, vision, group life, disability and accidental death and dismemberment insurance and a 401(k) plan with a matching contribution component, on the same basis as other full-time employees.

Termination and Change of Control Provisions

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated in connection with or within 24 months after a change of control (“COC”). The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is involuntarily terminated (including due to death, disability and a resignation by the NEO for “good reason”).

In addition, our 2017 Amended and Restated Stock Incentive Plan (“2017 A&R Plan”) and 2021 Stock Incentive Plan and the related award agreements provide for full accelerated vesting of restricted stock and RSU awards upon termination of an NEO’s employment due to death or disability (with performance-based awards vesting at the target level). In the event of a COC in which equity awards are not converted, assumed, substituted or replaced, all restricted stock and RSU awards will vest in full (with performance-based awards vesting based on actual achievement and, for performance-based awards granted after 2020, prorated for the duration of the performance period prior to such COC).

NEOs who have deferred a portion of their compensation under our NQDC Plan may be entitled to payment of deferred amounts upon a termination of employment or a COC, depending on the NEO’s deferral elections and payment triggering events.

We believe that these protections serve our retention objectives by permitting our NEOs to maintain continued focus and dedication to their responsibilities in order to maximize shareholder value, including in the event of a transaction that could result in a COC of the Company. We believe that these protections promote the stability, continuity and impartiality of our executives in a COC situation. The level of protection is intended to be similar to that provided by similarly sized organizations.

NEO COMPENSATION FISCAL 2024

Looking forward to fiscal 2024, we continue to focus on shareholder alignment and our commitment to pay-for-performance.

2024 Annual Incentive Metrics	2024-2026 Long-Term Incentive Metrics

•   An earnings per share (EPS) metric, which accounts for 40% of the payout weighting to ensure alignment with shareholders’ interests

•   Continuing an EBITDA metric, which accounts for 40% of the payout weighting

•   Strategic goals, which account for 20% of payout weighting and are focused on three primary areas: manufacturing excellence, technology, and human capital management

•   EBITDA and EPS targets were set higher than 2023 achievement

•   For PSUs, EBITDA, ROIC, and rTSR performance metrics, with 60%, 20% and 20%, respectively of the payout weighting

•   Retain weighting that is heavily performance-based with at least 60% of the awards being performance-based for our NEOs

•   Utilizing EBITDA and ROIC to incentivize earnings, operational cash flow and capital efficiency

•   EBITDA target is higher and ROIC is the same as the prior targets set in fiscal 2023

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

GOVERNANCE

STOCK OWNERSHIP AND STOCK RETENTION

The Company has stock ownership guidelines for its executive officers, including the NEOs, under which all executive officers of the Company are expected to retain holdings of Company stock (with a value equal to a multiple of base salary ranging from three to six times base salary for NEOs). The applicable multiple depends on the executive officer’s position with the Company, as set forth below.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance/ On Track Yes/No

CEO & PRESIDENT, Lorie L. Tekorius	6.0x	Yes

SVP, Adrian J. Downes	3.0x	Yes

EVP, Brian J. Comstock	3.0x	Yes

SVP, William Krueger	3.0x	Yes

SVP, Martin R. Baker	3.0x	Yes

Executive officers are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later. They are encouraged to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. Shares that count towards satisfaction of the guidelines include shares covered by unvested RSUs. Shares subject to unexercised options, unvested PSUs and shares subject to future sales in a 10b5-1 plan do not count towards satisfaction of the guidelines. All of our NEOs have satisfied, or are on track to meet, the executive stock ownership expectation.

INCENTIVE COMPENSATION CLAWBACK POLICY

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), we maintain a clawback policy, which requires that certain incentive compensation paid to any current or former executive officer, including our NEOs, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after October 2, 2023.

HEDGING AND PLEDGING OF COMPANY STOCK

The Company’s Policy Regarding Trading in Company Securities prohibits directors, executive officers, including the NEOs, and employees from hedging the economic risk of owning shares of Company stock (including engaging in short sales, trading in or writing options on Company securities, or entering into other hedging transactions, including, but not limited to, prepaid variable forward contracts, zero-cost collars, equity swaps or exchange funds). The policy also restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Board Chair and CEO. No such approvals have been given to date.

REGULATORY CONSIDERATIONS

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to certain publicly-held corporations for any remuneration in excess of $1 million paid in any taxable year to their chief executive officer, chief financial officer, and certain other current and former highly compensated officers that qualify as covered employees within the meaning of Section 162(m) of the Code. The Compensation Committee has previously considered tax deductibility when structuring our executive compensation arrangements for our current and former executive officers. However, the Compensation Committee may, in its judgment, pay compensation that is not fully tax deductible to the extent it determines that doing so is appropriate to attract and retain executive talent or to meet other business needs. The Compensation Committee intends to continue to compensate our current and former executive officers, including the NEOs, in a manner consistent with our best interests and the best interests of our shareholders.

THE GREENBRIER COMPANIES

      FISCAL 2023 EXECUTIVE COMPENSATION

TAXATION OF “PARACHUTE” PAYMENTS AND DEFERRED COMPENSATION

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests in our Company, and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that he or she receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We follow the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for our stock-based awards. FASB ASC Topic 718 generally requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance unit awards (including PSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below for equity awards to our NEOs as required by the applicable SEC rules. FASB ASC Topic 718 also generally requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient of such compensation is required to render service in exchange for the option or other award. For performance unit awards (including PSUs), stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

COMPENSATION RISK ASSESSMENT

The Compensation Committee, with the assistance of Mercer, assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for our executive officers, including our NEOs, and our employees. We designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based on its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2023.

Thomas B. Fargo, Chairman

Graeme A. Jack

Wendy L. Teramoto

Kelly M. Williams

Mr. Huffines and Mr. Ottensmeyer each joined the Compensation Committee in October 2023 and thus did not contribute to this Compensation Committee Report or the matters discussed herein.

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2023

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

LORIE L. TEKORIUS Chief Executive Officer and President	2023	900,000		2,819,190	1,735,470	184,821	5,639,481
	2022	800,000		1,666,024	1,382,640	127,742	3,976,406
	2021	675,000		1,638,078	666,792	116,218	3,096,088

ADRIAN J. DOWNES Senior Vice President, Chief Financial Officer	2023	525,000		702,254	782,276	90,503	2,100,033
	2022	508,333		527,594	711,209	66,221	1,813,357
	2021	458,333		491,424	366,520	58,630	1,374,907

BRIAN J. COMSTOCK Executive Vice President, Chief Commercial and Leasing Officer	2023	591,667	(4)	1,230,202	985,332	103,975	2,911,176
	2022	562,500		1,110,684	879,582	115,041	2,667,807
	2021	506,667		982,847	452,839	85,756	2,028,109

WILLIAM KRUEGER Senior Vice President, President Greenbrier Manufacturing Operations	2023	560,000		861,138	932,596	104,917	2,458,651

MARTIN R. BAKER Senior Vice President, Chief Legal and Compliance Officer	2023	465,000		645,875	733,631	87,894	1,932,400

(1)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of the time-based RSUs granted to our NEOs in fiscal 2023, 2022 and 2021 and the performance-based RSUs granted to our NEOs in fiscal 2023, 2022 and 2021, as computed in accordance with ASC Topic 718, excluding estimated forfeitures. The estimated fair value of performance-based RSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the performance-based RSUs were granted for accounting purposes. Performance-based RSUs include both corporate performance and market-related goals. Consistent with the applicable accounting standards, the grant date fair value of the market-related goal component has been determined using a Monte Carlo simulation model. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2023. The grant date fair value of the fiscal 2023 performance-based RSUs assuming that the highest level of performance is achieved under the applicable performance measures is $3,503,874 for Ms. Tekorius; $872,785 for Mr. Downes; $1,528,975 for Mr. Comstock; $1,070,265 for Mr. Krueger and $802,730 for Mr. Baker. These amounts do not necessarily correspond to the actual value recognized by our NEOs.

(2)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect actual payments made under the annual cash bonus plan for fiscal 2023, 2022 and 2021.

(3)

The amounts reported in the All Other Compensation column for fiscal 2023 consist of (i) $134,958, $74,173, $87,275, $79,116, and $68,194 in discretionary employer contributions under the NQDC Plan for Ms. Tekorius and Messrs. Downes, Comstock, Krueger, and Baker, respectively; (ii) $12,200 in matching employer contributions under the 401(k) plan for each NEO; (iii) $14,900, $4,130, $4,500, $2,400, and $7,500 in life insurance premiums for Ms. Tekorius and Messrs. Downes, Comstock, Krueger, and Baker, respectively, (iv) benefits related to spousal attendance at Company business events and executive medical benefits for Ms. Tekorius and Mr. Krueger and (v) an automobile allowance for Ms. Tekorius (which was discontinued in early fiscal 2023 when the Company discontinued the provision of Company-owned automobiles or automobile allowances). The value of such benefits was determined based on the actual cost of such benefits to the Company.

(4)	The amount reported reflects a mid-year compensation increase.

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2023

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or RSUs(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

LORIE L. TEKORIUS	10-18-22				30,705	61,407	122,814		1,751,937

	10-18-22							40,938	1,067,253

		396,000	990,000	1,881,000

ADRIAN J. DOWNES	10-18-22				7,649	15,296	30,592		436,392

	10-18-22							10,198	265,862

		178,500	446,250	847,875

BRIAN J. COMSTOCK	10-18-22				13,399	26,796	53,592		764,487

	10-18-22							17,864	465,715

		228,000	570,000	1,083,000

WILLIAM KRUEGER	10-18-22				9,380	18,757	37,514		535,133

	10-18-22							12,505	326,005

		212,800	532,000	1,010,800

MARTIN R. BAKER	10-18-22				7,034	14,068	28,136		401,364

	10-18-22							9,379	244,511

		167,400	418,500	794,150

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns reflect potential payments under the annual cash bonus opportunity for NEOs, if performance had been achieved at the threshold, target or maximum performance levels. Actual payments under the annual cash bonus opportunity earned for fiscal 2023 are reported in the Summary Compensation Table. See Compensation Discussion and Analysis above for additional details regarding the annual cash bonus opportunity.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards columns reflect payout opportunities of the performance-based RSUs granted under the 2021 Stock Incentive Plan. The performance-based RSUs generally vest at the end of the three-year performance period upon achieving set performance metrics, generally subject to the NEO’s continued service to us. See Compensation Discussion and Analysis above for additional details regarding the performance-based RSUs.

(3)

The amounts reported in this column reflect time-based RSUs granted under the 2021 Stock Incentive Plan, which, other than the time-based RSUs granted to Mr. Baker, generally vest annually over three years in equal installments, subject to the NEO’s continued service to us. Mr. Baker’s time-based RSUs generally vest annually over two years, subject to Mr. Baker’s continued service to us. See Compensation Discussion and Analysis above for additional details regarding the time-based RSUs.

(4)

The amounts reported in the Grant Date Fair Value of Stock Awards column reflect the aggregate grant date fair value of the time-based RSUs granted to our NEOs in fiscal 2023 and the performance-based RSUs granted to our NEOs in fiscal 2023, as computed in accordance with ASC Topic 718, excluding estimated forfeitures. The estimated fair value of performance-based RSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the performance-based RSUs were granted for accounting purposes. Performance-based RSUs include both corporate performance and market-related goals. Consistent with the applicable accounting standards, the grant date fair value of the market-related goal component has been determined using a Monte Carlo simulation model. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2023.

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AS OF 2023 FISCAL YEAR-END

	Stock Awards

Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

LORIE L. TEKORIUS	6,574	(2)	279,789

	9,126	(3)	388,403

	40,938	(4)	1,742,321

				29,586	(7)	1,259,180

				18,481	(8)	786,551

				30,705	(9)	1,306,805

ADRIAN J. DOWNES	1,972	(2)	83,928

	2,890	(3)	122,998

	10,198	(4)	434,027

				8,876	(7)	377,763

				5,853	(8)	249,104

				7,649	(9)	325,541

BRIAN J. COMSTOCK	3,944	(2)	167,857

	6,084	(3)	258,935

	17,864	(4)	760,292

				17,752	(7)	755,525

				12,321	(8)	524,382

				13,399	(9)	570,261

WILLIAM KRUEGER	2,404	(5)	102,314

	4,639	(3)	197,436

	12,505	(4)	532,213

				9,615	(7)	409,214

				6,263	(8)	266,553

				9,380	(9)	399,213

MARTIN R. BAKER	2,739	(2)	116,572

	3,802	(3)	161,813

	9,379	(6)	399,170

				12,328	(7)	524,680

				7,701	(8)	327,755

				7,034	(9)	299,367

(1)	Amounts calculated based on the closing price of our common stock on NYSE on August 31, 2023 (the last trading day of our fiscal year), which was $42.56.

(2)	Time-based RSUs granted on October 20, 2020, vesting on the first, second and third anniversary of the grant date in equal installments, generally subject to continued service to us.

(3)	Time-based RSUs granted on October 20, 2021, vesting on the first, second and third anniversary of the grant date in equal installments, generally subject to continued service to us.

(4)	Time-based RSUs granted on October 18, 2022, vesting on the first, second and third anniversary of the grant date in equal installments, generally subject to continued service to us.

(5)

Time-based RSUs granted on October 20, 2020, 50% vesting on the first anniversary of the grant date and 25% vesting on each of the second and third anniversary of the grant date, generally subject to continued service to us.

(6)	Time-based RSUs granted on October 18, 2022, vesting on the first and second anniversary of the grant date in equal installments, generally subject to continued service to us.

(7)

Performance-based RSUs granted on October 20, 2020, and subject to vesting contingent on the achievement of performance goals for the performance period ending August 31, 2023. The number of shares and payout value included in the table for these awards are calculated based on achieving target performance goals. In early fiscal 2024, the Compensation Committee determined that 79.2% of each NEO’s target PSUs were earned based on the three-year performance period, and such PSUs became vested. See Compensation Discussion and Analysis above for additional details regarding these awards.

(8)

Performance-based RSUs granted on October 20, 2021, and subject to vesting contingent on the achievement of performance goals for the performance period ending August 31, 2024. The number of shares and payout value included in the table for these awards are calculated based on achieving target EBITDA goals and threshold ROIC goals.

(9)

Performance-based RSUs granted on October 18, 2022, and subject to vesting contingent on the achievement of performance goals for the performance period ending August 31, 2025. The number of shares and payout value included in the table for these awards are calculated based on achieving threshold performance goals. See Compensation Discussion and Analysis above for additional details regarding the performance-based RSUs.

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

STOCK VESTED DURING FISCAL YEAR 2023

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

LORIE L. TEKORIUS	38,982	1,388,479

ADRIAN J. DOWNES	5,056	129,458

BRIAN J. COMSTOCK	10,266	262,868

WILLIAM KRUEGER	4,724	121,218

MARTIN R. BAKER	7,455	190,817

(1)	The Value Realized on Vesting is calculated by multiplying the number of shares vested by the closing price on the day immediately preceding the relevant vesting date.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2023

This table provides information about the NEOs’ earnings and balances under our NQDC Plan in fiscal year 2023 as well as Company contributions made in fiscal year 2023.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)

LORIE L. TEKORIUS	0	134,958	65,315	0	800,181

ADRIAN J. DOWNES	31,500	74,173	722,427	0	2,835,213

BRIAN J. COMSTOCK	439,791	87,275	190,723	0	3,168,127

WILLIAM KRUEGER	667,633	79,116	107,576	0	1,496,978

MARTIN R. BAKER	0	68,194	67,834	0	669,485

(1)	All of the amounts reported in these columns are reported as fiscal year 2023 compensation in the Summary Compensation Table.

(2)	The NQDC Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal 2023 compensation in the Summary Compensation Table.

(3)	The following amounts were reported in prior fiscal year summary compensation tables: $435,142, $303,274, and $1,015,966 for Ms. Tekorius and Messrs. Downes and Comstock, respectively.

The NQDC Plan permits participants, including the NEOs, to elect to defer a portion of their compensation, including shares of stock awarded under the Company’s long-term incentive plan.

In January 2023, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned, in each case for the prior calendar year. See Compensation Discussion and Analysis above for more details regarding the NQDC Plan.

TERMINATION AND CHANGE OF CONTROL PROVISIONS

CHANGE OF CONTROL AGREEMENTS

We have entered into change of control agreements with our NEOs, which provide for certain benefits if an NEO’s employment is terminated (x) by us without “cause” or due to the NEO’s “disability,” (y) by the NEO for “good reason” or (z) due to death, in each case in connection with or within 24 months after a “change of control” of the Company.

The following table shows the estimated benefits that would have been payable to the NEOs under the change of control agreements if a COC had occurred on August 31, 2023, and each NEO’s employment had been terminated on that date by us without “cause” or by the NEO for “good reason”.

2024 PROXY STATEMENT

      FISCAL 2023 EXECUTIVE COMPENSATION

Name	Cash Severance Benefit(1) ($)	Continued Benefits(2) ($)	Equity Award Acceleration(3) ($)	Total ($)(4)

LORIE L. TEKORIUS	4,811,790	19,034	7,157,102	11,987,926

ADRIAN J. DOWNES	1,595,797	29,127	1,946,482	3,571,405

BRIAN J. COMSTOCK	2,532,421	25,378	3,665,693	6,223,492

WILLIAM KRUEGER	2,295,106	0	2,335,650	4,630,756

MARTIN R. BAKER	1,474,244	26,981	2,165,112	3,666,336

(1)

The change of control agreement with each NEO provides for a payment equal to one and one half times (or two and one half times for Ms. Tekorius and two times for Messrs. Comstock and Krueger) the sum of (x) the NEO’s current base salary plus (y) the average of the two most recent annual bonuses received by the NEO prior to the year in which the COC occurs. All payments are to be made in a single lump sum.

(2)

The change of control agreements with each of our NEOs provide that the Company will pay the cost of continued benefits for up to 18 months (or 24 months for Mr. Comstock) following the termination of employment except to the extent similar benefits are provided by a subsequent employer. The amounts in this column are based on the average monthly cost of benefits during fiscal 2023. As of fiscal end 2023, Mr. Krueger did not participate in the relevant benefit plans.

(3)

The change of control agreements with each of our NEOs provide that time-based awards will accelerate and become fully vested, and performance-based awards will accelerate and become fully vested at target levels. The amounts in the table are based on the closing price of a share of our common stock on August 31, 2023, which was $42.56.

(4)

The change of control agreements with each of our NEOs provide that the Company may reduce these amounts in order to prevent any payments from being non-deductible under section 280G of the Code or subject to excise tax under Code section 4999.

The following table shows the estimated benefits that would have been payable to the NEOs under the change of control agreements if a COC had occurred on August 31, 2023, and each NEO’s employment had been terminated on that date due to death or by us due to the NEO’s disability.

Name	Continued Benefits(1) ($)

LORIE L. TEKORIUS	19,034

ADRIAN J. DOWNES	29,127

BRIAN J. COMSTOCK	25,378

WILLIAM KRUEGER	0

MARTIN R. BAKER	26,981

(1)

The change of control agreements with each of our NEOs provide that the Company will pay the cost of continued benefits up to 18 months (or 24 months for Mr. Comstock) following the termination of employment except to the extent similar benefits are provided by a subsequent employer. As of fiscal end 2023, Mr. Krueger did not participate in the relevant benefit plans.

A “change of control” generally includes (1) the acquisition by any individual, entity or group of 30% or more of our stock having by the terms thereof ordinary voting power to elect a majority of the Board, (2) the consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not shareholders prior to the transaction, (3) a sale of all or substantially all of our assets, (4) the dissolution or liquidation of the Company, or (5) a replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

“Cause” generally means (1) the NEO’s willful and continued failure to substantially perform the NEO’s duties with the Company (subject to certain exceptions) or (2) the conviction of the NEO (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the NEO’s ability to substantially perform the NEO’s duties for the Company.

“Good reason” generally means (1) a material change in the NEO’s status, positions, duties or responsibility which may reasonably be considered to be an adverse change, (2) a reduction by the Company of the NEO’s base salary exceeding 5% (or an adverse change in the form or timing of the payment), (3) a reduction by the Company of the NEO’s annual bonus exceeding 20%, (4) relocation of the NEO’s work place by more than 35 miles, (5) any purported termination by the Company of the NEO’s employment except as otherwise expressly permitted by the change of control agreement, or (6) any failure by the Company to require any Company successor to assume the change of control agreement.

“Disability” means the absence of the NEO from the NEO’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the NEO or the NEO’s legal representative.

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

EQUITY AWARDS

The following table shows the estimated benefits that would have been payable to the NEOs pursuant to their equity awards if each NEO’s employment had been terminated on August 31, 2023 due to death or by us due to the NEO’s disability.

Name	Equity Award Acceleration(1) ($)

LORIE L. TEKORIUS	7,157,102

ADRIAN J. DOWNES	1,946,482

BRIAN J. COMSTOCK	3,665,693

WILLIAM KRUEGER	2,335,650

MARTIN R. BAKER	2,165,112

(1)

Under the terms of the Company’s standard forms of award agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or by us due to the NEO’s disability, with performance-based awards vesting at the target level. The amounts in the table above represent the number of shares of unvested RSUs (with performance-based awards vesting at target level) multiplied by a stock price of $42.56 per share, which was the closing price of our Common Stock on August 31, 2023.

The following table shows the estimated benefits that would have been payable to the NEOs pursuant to their equity awards if a COC had occurred on August 31, 2023, and the NEO’s equity awards were not converted, assumed, substituted for or replaced by the acquiring entity in such COC. See Compensation Discussion and Analysis above for additional details regarding equity award treatment in connection with a COC.

Name	Equity Award Acceleration(1) ($)

LORIE L. TEKORIUS	5,123,472

ADRIAN J. DOWNES	1,231,389

BRIAN J. COMSTOCK	2,333,423

WILLIAM KRUEGER	1,704,727

MARTIN R. BAKER	1,644,575

(1)

The amounts in the table above represent the number of shares of unvested RSUs (with performance-based awards vesting assuming target achievement and, for performance-based awards granted after 2020, prorated for the duration of the performance period prior to such COC) multiplied by a stock price of $42.56 per share, which was the closing price of our Common Stock on August 31, 2023. Actual payouts would be based on actual achievement through the date of the COC.

Mr. Baker’s fiscal 2023 PSUs provide that, in the event of his termination of service due to retirement on or after November 30, 2024, the PSUs will remain outstanding and performance-vest based on actual performance at the end of the performance period.

LIFE INSURANCE

Each NEO participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million. See Compensation Discussion and Analysis above for additional details regarding the Company’s executive life insurance program.

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship between the annual total compensation of our CEO, Lorie L. Tekorius, and the annual total compensation of our median employee (excluding our CEO) for our last completed fiscal year, which ended August 31, 2023.

We identified our median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, respectively, who were employed by us on August 31, 2023. As of such date, over 80% of employees were located outside the United States. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees), including any applicable bonus or profit sharing, respectively, for the 12-month period ended August 31, 2023, as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation. In addition, in accordance with the “de minimis” exception set forth in Item 402(u)(4)(ii), we have chosen to exclude 198 employees in Turkey and 3 employees in Canada from the employee numbers noted below in determining of the median employee.

•	The median of the annual total compensation of all of our employees (other than Ms. Tekorius), including our consolidated subsidiaries, was approximately $15,572.

•	Ms. Tekorius’ annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, was $5,639,481.

•

Based on the above, for fiscal 2023, the ratio of Ms. Tekorius’ annual total compensation to the median of the annual total compensation of all employees (other than Ms. Tekorius) was approximately 362 to 1.

•

We determined the median of the annual total compensation of our employees as of August 31, 2023, at which time we (including our consolidated subsidiaries) had approximately 13,756 full-time and part-time employees, including interns, of which approximately 2,346 were U.S. employees, and approximately 11,410 (or approximately 83% of our total employee population as of August 31, 2023, excluding acquired employees) were located outside of the United States.

•

We compared the actual base salary (for salaried employees) and wages (for hourly employees), including any applicable bonus or profit sharing, respectively, for the 12-month period ended August 31, 2023, to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on August 31, 2023. In determining the median total compensation of all employees, we did not make any cost-of-living adjustments to the compensation paid to any employee outside of the U.S.

Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above.

The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation
S-K,
we are providing certain information, including information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

					Average Summary Compensation Table Total for Non-PEO NEOs (5) (d)	Average Compensation Actually Paid to Non-PEO NEOs (6) (e)	Value of Initial Fixed $100 Investment Based On:
Fiscal Year (a)	Summary Compensation Table Total for First PEO (1) (b)	Summary Compensation table Total for Second PEO (2) (b)	Compensation Actually Paid to First PEO (3) (c)	Compensation Actually Paid to Second PEO (4) (c)			Total Shareholder Return (7) (f)	Peer Group Total Shareholder Return (8) (g)	Net Income ($MM) (9) (h)	EBITDA ($MM) (10) (i)

2023	N/A	$5,639,481	N/A	$8,638,530	$2,350,565	$3,229,980	$171.31	$142.79	$62.5	$340.3

2022	$6,633,675	N/A	$2,293,623	N/A	$3,058,323	$1,618,067	$111.03	$135.31	$46.9	$231.3

2021	$5,580,229	N/A	$9,401,783	N/A	$2,487,885	$3,769,096	$167.05	$153.97	$32.4	$150.3

(1)
This column represents the amount of total compensation reported for Bill Furman (our former Chief Executive Officer and former Executive Chairman) for each corresponding fiscal year in the “Total” column of the Summary Compensation Table in each applicable fiscal year (such total for the applicable executive, “total compensation”). Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year.

(2)
This column represents the amount of total compensation reported for Lorie L. Tekorius (our Chief Executive Officer and President) for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement.

(3)
This column represents the amount of “compensation actually paid” to Mr. Furman, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Furman during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Furman’s total compensation for each fiscal year to determine the “compensation actually paid”:

Fiscal Year	Reported Summary Compensation Table Total for First PEO (a)	Reported Summary Compensation Table Value of First PEO Equity Awards (b)	Adjusted Value of First PEO Equity Awards (c)	Compensation Actually Paid to First PEO

2023	N/A	N/A	N/A	N/A

2022	$6,633,675	$3,257,308	($1,082,744)	$2,293,623

2021	$5,580,229	$3,421,997	$7,243,551	$9,401,783

(a)
This column represents the amount of total compensation reported for Mr. Furman for each corresponding fiscal year in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year.

(b)
This column represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year. The amount in this column for each fiscal year is replaced with the corresponding amount reported under the Adjusted Value of First PEO Equity Awards column in order to arrive at compensation actually paid.

(c)
This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for the applicable fiscal year (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for Mr. Furman to arrive at “compensation actually paid” to Mr. Furman for such Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year: (i) the fiscal year-end
fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Value of Equity Awards

2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2022	$2,645,006	($3,661,878)	$0	$87,108	$271,545	$118,565	($1,082,744)

2021	$4,619,077	$1,335,943	$863,558	$286,784	$18,637	$156,826	$7,243,551

The fair value or change in fair value, as applicable, of stock awards was determined by reference to (x) for RSU awards, the closing price of our common stock on the applicable measurement date, (y) for performance-based RSUs (excluding market-conditioned (relative
TSR-based)
performance-based RSUs), the closing price of our common stock on the applicable measurement date multiplied by the probability of achievement as of such date and (z) for market-conditioned performance-based RSUs, a Monte Carlo simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date.

2024 PROXY STATEMENT

                   FISCAL 2023 EXECUTIVE COMPENSATION

(4)
This column represents the amount of “compensation actually paid” to Ms. Tekorius, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid to Ms. Tekorius during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Ms. Tekorius’ total compensation for each fiscal year to determine the “compensation actually paid”:

Fiscal Year	Reported Summary Compensation Table Total for Second PEO (a)	Reported Summary Compensation Table Value of Second PEO Equity Awards (b)	Adjusted Value of Second PEO Equity Awards (c)	Compensation Actually Paid to Second PEO

2023	$5,639,481	$2,819,190	$5,818,240	$8,638,530	*

2022	N/A	N/A	N/A	N/A

2021	N/A	N/A	N/A	N/A

*	Any differences in total values are due to rounding.

(a)
This column represents the amount of total compensation reported for Ms. Tekorius for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement.

(b)
This column represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable fiscal year. Please refer to the Summary Compensation Table in this Proxy Statement. The amount in this column for each fiscal year is replaced with the corresponding amount reported under the Adjusted Value of Second PEO Equity Awards column in order to arrive at compensation actually paid.

(c)
This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for the Subject Year. For a Subject Year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for Ms. Tekorius to arrive at “compensation actually paid” to Ms. Tekorius for such Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year: (i) the fiscal year-end
fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Value of Equity Awards

2023	$4,758,620	$681,771	$0	$268,605	$0	$109,244	$5,818,240

2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A

The fair value or change in fair value, as applicable, of stock awards was determined by reference to (x) for RSU awards, the closing price of our common stock on the applicable measurement date, (y) for performance-based RSUs (excluding market-conditioned (relative
TSR-based)
performance-based RSUs), the closing price of our common stock on the applicable measurement date multiplied by the probability of achievement as of such date and (z) for market-conditioned performance-based RSUs, a Monte Carlo simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date.

(5)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year. The names of each of the NEOs (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) included for purposes of calculating the average amounts in each applicable fiscal year are as follows: (i) for fiscal 2023, Adrian J. Downes, Brian J. Comstock, William Krueger and Martin R. Baker; (ii) for fiscal 2022, Lorie L. Tekorius, Alejandro Centurion, Brian J. Comstock and Adrian J. Downes; and (iii) for fiscal 2021, Lorie L. Tekorius, Mark J. Rittenbaum, Alejandro Centurion, Brian J. Comstock and Adrian J. Downes.

(6)
This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) for each fiscal year to determine the “compensation actually paid”, using the same adjustment methodology described above in Note 2(c):

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs (a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards (b)	Average Non- PEO NEO Adjusted Value of Equity Awards (c)	Average Compensation Actually Paid to Non-PEO NEOs

2023	$2,350,565	$859,867	$1,739,282	$3,229,980

2022	$3,058,323	$1,157,446	($282,810)	$1,618,067

2021	$2,487,885	$1,113,900	$2,395,110	$3,769,096	*

(a)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year.

(b)
This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) in the “Stock Awards” column in the Summary Compensation Table in each applicable fiscal year. Please refer to the Executive Compensation Tables section of the Company’s Proxy Statement for the applicable fiscal year. The amount in this column for each fiscal year is replaced with the corresponding amount reported under the Average Non-PEO NEO Adjusted Value of Equity Awards column in order to arrive at compensation actually paid.

THE GREENBRIER COMPANIES

                   FISCAL 2023 EXECUTIVE COMPENSATION

(c)
This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) in the “Stock Awards” column in the Summary Compensation Table in each applicable fiscal year determined using the same methodology described above in Note 2(c). For each fiscal year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for each NEO (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) to arrive at “compensation actually paid” to each NEO (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) for that fiscal year, which is then averaged to determine the average “compensation actually paid” to the NEOs (excluding Mr. Furman and, for fiscal 2023, Ms. Tekorius) for that fiscal year. The amounts added or subtracted to determine the adjusted average amount are as follows:

Fiscal Year	Average Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Average Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Average Fair Value as of Vesting Date of Equity Awards Granted in the Fiscal Year and Vested in the Fiscal Year	Average Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Average Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Average Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Average Value of Equity Awards

2023	$1,451,403	$296,516	$0	($23,185)	$0	$14,548	$1,739,282

2022	$683,619	($984,268)	$0	$3,390	$38,362	$52,811	($282,810)

2021	$1,502,457	$562,020	$0	$305,706	$2,423	$27,350	$2,395,110

(7)
This column represents cumulative Company total shareholder return (“TSR”) and is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

(8)	This column represents cumulative peer group TSR computed in accordance with Note 7. The peer group used for this purpose is the following published industry index: S&P 600 Index.

(9)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

(10)	This column represents EBITDA, a non-GAAP financial measure. See Compensation Discussion and Analysis above for additional information regarding the use of this metric and a reconciliation to GAAP.
FINANCIAL PERFORMANCE MEASURES
As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	EBITDA;

•	EPS;

•	ROIC; and

•	rTSR.
EBITDA for purposes of the annual cash bonus plan and the PSUs is a non-GAAP
financial measure. We defined it as net earnings before interest and foreign exchange, income tax expense, depreciation and amortization, and the impact associated with items we do not believe are indicative of our core business or which affect comparability, such as asset disposal and exit related costs.
EPS for purposes of the annual cash bonus plan is a
non-GAAP
financial measure. We defined it as diluted earnings per common share before the impact associated with items we do not believe are indicative of our core business or which affect comparability, such as asset disposal and exit related costs.
ROIC for purposes of the PSUs is a
non-GAAP
financial measure. We defined it as the average annual net operating profit after cash taxes for the measurement period divided by the average invested capital for the four annual periods beginning from the last day of the prior fiscal year through the last day of the measurement period, excluding the impact associated with items we do not believe are indicative of our core business or which affect comparability, such as asset disposal and exit related costs.

2024 PROXY STATEMENT

      FISCAL 2023 EXECUTIVE COMPENSATION

DESCRIPTION OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following charts of the relationships between information presented in the Pay versus Performance table.
As illustrated in the disclosures above, while the Company’s performance across the disclosed financial measures generally improved, compensation actually paid generally decreased, in each case over the period covered by the disclosure. Our cumulative TSR increased by more than 70% from fiscal 2021 through fiscal 2023; our fiscal 2023 net income increased more than 90% relative to net income for fiscal 2021; and our fiscal 2023 EBITDA increased more than 100% relative to fiscal 2021 EBITDA. Fiscal 2023 compensation actually paid to our PEO was lower than the compensation actually paid to our PEO for 2021. In addition, the average fiscal 2023 compensation actually paid to our non-PEO NEOs was lower than in fiscal 2021.

THE GREENBRIER COMPANIES

      FISCAL 2023 EXECUTIVE COMPENSATION

2024 PROXY STATEMENT

PROPOSAL 2	ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section beginning on page 24, and the related compensation tables and narratives that follow such section. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

At our 2023 Annual Meeting, we held a Say-on-Pay vote on the compensation of our NEOs for fiscal 2022, which received the support of approximately 80% of the votes cast. This was lower than the Say-on-Pay vote support of approximately 88% of the votes cast at our 2022 Annual Meeting for the compensation of our NEOs for fiscal 2021. The Compensation Committee and our full Board took the Say-on-Pay vote outcome seriously. Following our 2023 Annual Meeting, we contacted institutional shareholders representing approximately 74% of our shares (including 100% of our shares represented by our top 20 shareholders) to, among other things, discuss our executive compensation program, policies, and practices, solicit feedback and ensure that we had insight into the issues that were most important to our shareholders so that we could better understand their perspectives, as set out in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions will not affect the outcome of voting on this Proposal 2. If no instructions are given on your proxy, the proxy will be voted “FOR” approval. The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond.

We believe that our executive compensation program is effective in achieving the Company’s objectives of:

•	Aligning the interests of key executives with the success of the business, our shareholders and other stakeholders

•	Attracting, developing, retaining and motivating key executives to drive our business and financial performance

•	Linking a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incentivizing the management team to create shareholder value by balancing growth and return on capital at all points in the business cycle

Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting on January 5, 2024:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION set forth in proposal 2 above, on an advisory basis. Unless marked otherwise, proxies received will be voted FOR this proposal.

THE GREENBRIER COMPANIES

PROPOSAL 3	ADVISORY APPROVAL OF FREQUENCY OF EXECUTIVE COMPENSATION VOTE

Section 14A of the Exchange Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory approval of the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an “advisory approval of the compensation of our named executive officers”. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that we conduct future advisory approval of the compensation of our named executive officers once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an annual advisory approval of the compensation of our named executive officers will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. Our shareholders voted on a similar proposal in 2018, and we currently hold the Say-on-Pay vote every year.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory approval of the compensation of our named executive officers.

This vote is advisory and not binding on the Company, our Board, or our Compensation Committee in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory approvals of the compensation of our named executive officers. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory approval of the compensation of our named executive officers more frequently than the frequency receiving the most votes cast by our shareholders. It is expected that the next Say-on-Pay frequency vote will occur at the 2030 Annual Meeting of Shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, for the option of once every “1 YEAR” as the preferred frequency for advisory approval of the compensation of our named executive officers.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ON PROPOSAL 3 TO HOLD SAY-ON-PAY VOTES EVERY “1 YEAR”.

2024 PROXY STATEMENT

PROPOSAL 4	APPROVE AN AMENDMENT AND RESTATEMENT OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

The Board has approved an amendment and restatement of the 2014 Employee Stock Purchase Plan, as amended (the “2014 Plan,” and as amended and restated, The Greenbrier Companies, Inc. Employee Stock Purchase Plan or the “ESPP”). Among other things, the ESPP extends the expiration date of the 2014 Plan, which would have otherwise expired on February 29, 2024. The expiration date of the ESPP is February 28, 2029, unless terminated earlier pursuant to its terms. The ESPP also includes clarifications and updates related to foreign participants, company trading restrictions, and plan administration. The amendment and restatement of the 2014 Plan as the ESPP is contingent upon shareholder approval. As of August 31, 2023, 545,514 shares remained available for issuance under the 2014 Plan, and would continue to be available under the ESPP if approved by shareholders.

The ESPP provides a convenient way for employees to purchase shares of the Company’s Common Stock through payroll deductions and a method by which the Company may assist and encourage its employees to become shareholders.

The following summary of the material provisions of the ESPP does not purport to be complete, and is subject to and qualified in its entirety by the complete text of the ESPP. A complete copy of the ESPP is available in this Proxy Statement attached as Appendix B.

Summary of The Greenbrier Companies, Inc.

Employee Stock Purchase Plan

PURPOSE OF THE ESPP

The Company believes that ownership of shares of its Common Stock, without par value (“shares”), by employees of the Company and each subsidiary of the Company that is designated by the Board as a participant in the ESPP (a “participating subsidiary”) is desirable as an incentive to continuation and enhancement of Company profits and as a means by which employees may share in the rewards of growth and success of the Company. The Company intends that the ESPP will qualify as an “employee stock purchase plan” under Section 423 of the Code.

ADMINISTRATION OF THE ESPP

The ESPP will be administered by the Board. The Board may promulgate rules and regulations for operation of the ESPP, adopt forms for use in connection with the ESPP, and decide any question of interpretation of the ESPP or rights arising under the ESPP. The Board may consult with counsel for the Company on any matter arising under the ESPP. All determinations and decisions of the Board will be binding and conclusive on all persons.

Notwithstanding any other provisions in the ESPP, the Board may delegate authority to administer the ESPP to the Compensation Committee.

ELIGIBLE EMPLOYEES

Except as otherwise indicated in the ESPP, all permanent employees of the Company, and all permanent employees of each participating subsidiary, are eligible to participate in the ESPP. The Board may designate additional participating subsidiaries from time to time. A permanent employee is an employee who has been employed by the Company or any of its participating subsidiaries for at least three consecutive months (or such other employment period less than two years determined by the Company) and who is in the active service of the Company or any of its participating subsidiaries on the date a purchase of shares is made under the ESPP. The foregoing notwithstanding, any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year is not considered a permanent employee (unless the Company determines a lesser standard applied uniformly). As of September 30, 2023, we had approximately 2,076 permanent employees that would be eligible to participate in the ESPP.

Any employee who would, after a purchase of shares under the ESPP, own or be deemed to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries will be ineligible to participate in the ESPP.

THE GREENBRIER COMPANIES

                   PROPOSAL 4—APPROVE AN AMENDMENT AND RESTATEMENT OF THE

                   2014 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

PARTICIPATION IN THE ESPP

A subscription and payroll deduction authorization filed by an eligible employee will authorize the Company (or participating subsidiary, as the case may be) to make payroll deductions from the employee’s compensation.

If required under Section 423 of the Code, no employee will be allowed to subscribe for a number of shares under the ESPP which would permit his or her rights to purchase shares under all stock purchase or option plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such shares are offered) for each calendar year in which such right to subscribe or a subscription is outstanding at any time.

The amount deducted from a participant’s compensation with respect to participation in the ESPP will not exceed 5% of the gross amount of base pay for the pay period to which the deduction relates or such other amount determined by the Company in a uniform manner.

Participation in the ESPP will terminate (1) when an employee gives written or electronic notice to the Company that he or she terminates his or her participation in the ESPP, or (2) when an employee ceases to be an eligible employee for any reason, including death or retirement.

OFFER TO SELL STOCK

Upon receipt and acceptance by the Company of a valid subscription and payroll deduction authorization from a participant, the Company will offer to sell shares to such participant. Each date of purchase of shares under the ESPP will be deemed to be the grant date with respect to the shares purchased on such date.

PURCHASE OF STOCK

On or before the 10th business day of each month, the Company will remit to the custodian the total of all deductions made under the ESPP during the previous month. The custodian will forthwith apply such funds, together with company contributions as provided for under the ESPP to the purchase of shares in open market transactions through brokers or dealers at prevailing market prices. Purchases will be completed on or before the 25th day following the date of the remittance. Any funds remaining with the custodian, after the purchase of the maximum number of shares which can be purchased with the remittance, will be applied to the next month’s purchase. Each month, the custodian will credit each participant’s account with his or her pro rata share of purchases of shares under the ESPP, including fractional shares to at least the third decimal (or in such other manner determined by the Company in a uniform manner).

Notwithstanding any other provision of the ESPP to the contrary, the maximum number of shares which will be issuable pursuant to the ESPP, or purchasable by the custodian pursuant hereto, will be 750,000 shares. As of September 29, 2023, the closing sale price of a share reported on the New York Stock Exchange was $40. Participants may purchase shares under the ESPP at a discount price of 85% of the market price per share as of the date of purchase (or such higher price determined by the Company in a uniform manner).

Notwithstanding any other provision of the ESPP to the contrary, the Company may determine to sell newly issued shares under the ESPP in place of open market purchases. In such event, the Compensation Committee will adopt such forms, procedures and rules as it deems appropriate to implement sales of newly issued shares under the ESPP.

COMPANY CONTRIBUTIONS

The Company will contribute to the ESPP and remit to the custodian funds to be added to the funds contributed by participants for the purchase of shares under the ESPP, in the amount of the difference between the discount price at which participants are permitted to purchase shares, and the market price of the shares as of the date of purchase. The custodian may co-mingle any company contribution with other funds held under the ESPP and will apply any company contribution to the purchase of shares in the same manner and under the same terms as described in the ESPP.

EXPENSES OF THE ESPP

The Company will pay all expenses incident to operation of the ESPP, including costs of record keeping, accounting fees, legal fees, fees of the custodian, commissions and issue or transfer taxes on purchases pursuant to the ESPP and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

2024 PROXY STATEMENT

                   PROPOSAL 4—APPROVE AN AMENDMENT AND RESTATEMENT OF THE

                   2014 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

NON-U.S. EMPLOYEES

Without amending the ESPP, the Company may grant offers to sell stock or establish other procedures to provide benefits to non-U.S. employees of the Company and its subsidiaries under the ESPP on such terms and conditions different from those specified in the ESPP as may, in the judgment of the Company, be necessary or desirable to foster and promote achievement of the purposes of the ESPP and will have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable (1) to comply with provisions of applicable laws or regulations or conform to the requirements to operate the ESPP in a qualified or tax or accounting advantageous manner, (2) to ensure the viability of the benefits under the ESPP for eligible non-U.S. employees, or (3) to meet the objectives of the ESPP. Notwithstanding anything to the contrary herein, any such actions taken by the Company with respect to eligible non-U.S. employees of any participating subsidiary may be treated as a subplan outside of an “employee stock purchase plan” under Section 423 of the Code and not subject to the requirements of Section 423 set forth in the Code and the ESPP.

RIGHTS NOT TRANSFERABLE

The right to purchase shares under the ESPP is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any shares held by the custodian for the participant’s account will be transferred to the deceased participant’s estate.

DIVIDENDS AND OTHER DISTRIBUTIONS

All cash dividends, if any, in respect of shares held by the custodian will be automatically reinvested in the purchase of additional shares or will be paid to the participants entitled thereto or treated in such other manner as determined by the Company in a uniform manner. Stock dividends and other distributions in shares of the Company or other property in respect of shares held by the custodian will be issued to the custodian and held by it for the account of the respective participants entitled thereto.

VOTING AND SHAREHOLDER COMMUNICATIONS

In connection with voting on any matter submitted to the shareholders of the Company, the custodian will furnish to each participant a proxy authorizing the participant to vote the shares held by the custodian for his or her account.

RESPONSIBILITY AND INDEMNITY

Neither the Company, its Board, the Compensation Committee, the custodian, any participating subsidiary, nor any member, officer, agent, or employee of any of them, will be liable to any participant under the ESPP for any mistake of judgment nor for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board, the Compensation Committee, the custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the ESPP, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

AMENDMENT OF THE ESPP

The Compensation Committee may from time to time amend the ESPP in any and all respects, except that without approval of the Board and the affirmative vote of a majority of the outstanding shares of the Company, within 12 months prior to or subsequent to such Board approval, the Compensation Committee may not extend the term of the ESPP or increase the number of shares issuable or purchasable pursuant to the ESPP.

TERMINATION OF THE ESPP

The ESPP will terminate on February 28, 2029 unless terminated earlier pursuant to the ESPP. The Board may, in its sole discretion, terminate the ESPP at any time without any obligation on account of such termination, except as otherwise provided in the ESPP. Upon termination of the ESPP, the cash and shares, if any, held in the account of each participant will be distributed to the participant. The foregoing notwithstanding, if, prior to the termination of the ESPP, the Board will have adopted a substantially similar plan, the Board may in its discretion determine that the account of each participant under the ESPP will be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his or her account.

THE GREENBRIER COMPANIES

                   PROPOSAL 4—APPROVE AN AMENDMENT AND RESTATEMENT OF THE

                   2014 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

RESTRICTIONS ON DIRECTORS AND EXECUTIVE OFFICERS

Notwithstanding any provision of the ESPP or of any subscription, payroll deduction authorization or other document or instrument to the contrary, directors of the Company and each person who will have been designated by the Board as an “executive officer” for purposes of Section 16 of the Securities Exchange Act will be bound by the provisions in the Company’s insider trading policy as may be amended from time to time.

EFFECTIVE DATE OF THE ESPP

If approved by shareholders of the Company, the ESPP will become effective upon the date of the Annual Meeting.

Summary of Material Federal Income Tax Consequences

The following is a general, brief summary of the principal federal income tax consequences of certain awards and transactions under the ESPP. The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences, nor does it describe the consequences to any particular participant.

It is the intention of the Company that the ESPP will qualify as an employee stock purchase plan under Section 423 of the Code. The provisions of the ESPP, accordingly, will be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code. The Company believes that the following federal income tax consequences normally will apply with respect to the ESPP.

The payroll deductions withheld from a participant’s pay under the ESPP will be taxable income to the participant and must be included in the participant’s gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the ESPP depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the ESPP (other than any transfer resulting from death) within two years after the first day of the applicable offering period or one year after the shares are acquired (the “Holding Period”), the participant must recognize ordinary compensation income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares were acquired over (ii) the price paid for the shares by the participant. If the first day of the applicable offering period is the same date as the date that the shares are acquired, the Holding Period will be two years after such date. The amount of “ordinary” compensation income recognized by the participant will be added to the participant’s basis in such shares for purposes of determining any additional gain or loss realized by the participant on the sale of the shares. Any such additional gain or loss will be taxed as capital gain or loss, long or short, depending on how long the participant held the shares.

If a participant sells shares acquired under the ESPP after the Holding Period or if the participant dies, the participant or the participant’s estate must include as ordinary compensation income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (1) the excess of the fair market value of the shares on the first day of the offering period over the option price (determined as if the option had been exercised on the first day of the offering period), or (2) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the price paid for the shares by the participant. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant’s basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

The Company will not receive any income tax deduction as a result of issuing shares pursuant to the ESPP, except to the extent that a participant is required to include as ordinary income amounts arising upon the sale or disposition of such shares as discussed above.

2024 PROXY STATEMENT

                   PROPOSAL 4—APPROVE AN AMENDMENT AND RESTATEMENT OF THE

                   2014 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

Participants under the ESPP do not receive a fixed option grant. Instead, purchases under the ESPP are determined by the contribution levels of participating employees, our stock price at the time of any purchases, and regulatory limits. The following table shows the number of shares purchased under the 2014 Plan since its inception in 2014 for the specified individuals and groups:

Name and position	Dollar value ($)	Number of units

LORIE L. TEKORIUS Chief Executive Officer and President		5,812

ADRIAN J. DOWNES Senior Vice President, Chief Financial Officer		0

BRIAN J. COMSTOCK Executive Vice President, Chief Commercial and Leasing Officer		0

WILLIAM KRUEGER Senior Vice President, President Greenbrier Manufacturing Operations		0

MARTIN R. BAKER Senior Vice President, Chief Legal and Compliance Officer		0

EXECUTIVE GROUP		9,836

NON-EXECUTIVE DIRECTOR GROUP		0

NON-EXECUTIVE DIRECTOR NOMINEE GROUP		0

EACH ASSOCIATE OF ANY DIRECTOR, EXECUTIVE OFFICER OR NOMINEE		0

EACH OTHER PERSON WHO RECEIVED 5 PERCENT OF SHARES		0

NON-EXECUTIVE OFFICER EMPLOYEE GROUP		194,650

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2023, with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(2)	972,279	(3)	N/A	1,778,791	(4)

Equity compensation plans not approved by security holders	None		N/A	None

(1)	Does not include shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price and are included in column (a).

(2)	Includes the 2017 A&R Plan and the 2021 Stock Incentive Plan.

(3)

Represents 301,869 shares to be issued upon settlement of RSUs and PSUs under our 2017 A&R Plan and 670,410 shares to be issued upon settlement of RSUs and PSUs under our 2021 Stock Incentive Plan. For performance-based awards, represents number of shares issuable at target levels of performance.

(4)

Represents 1,233,277 shares available for grant under the 2021 Stock Incentive Plan and 545,514 shares available to purchase under the 2014 Plan. Our 2017 A&R Plan was terminated on January 6, 2021 with respect to future awards.

THE GREENBRIER COMPANIES

                   PROPOSAL 4—APPROVE AN AMENDMENT AND RESTATEMENT OF THE

                   2014 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

VOTE REQUIRED FOR APPROVAL

The ESPP is being submitted to shareholders in order for the ESPP to continue to qualify for tax-favored treatment under Section 423 of the Code. In order for this Proposal 4 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 4. Abstentions will not affect the outcome of voting on this Proposal 4. If no instructions are given on your proxy, the proxy will be voted “FOR” approval.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF the amendment and restatement of the 2014 Employee Stock Purchase Plan, as amended. Unless marked otherwise, proxies received will be voted FOR this proposal.

2024 PROXY STATEMENT

 OWNERSHIP OF GREENBRIER

 COMMON STOCK

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of September 30, 2023, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

WILLIAM A. FURMAN	253,018		(4)

THOMAS B. FARGO	25,669	(3)	(4)

WANDA F. FELTON	8,239	(3)(5)	(4)

ANTONIO O. GARZA	13,022		(4)

JAMES R. HUFFINES	11,409	(6)	(4)

GRAEME A. JACK	61,154	(3)	(4)

PATRICK J. OTTENSMEYER	—		—

CHARLES J. SWINDELLS	32,445		(4)

WENDY L. TERAMOTO	24,710		(4)

KELLY M. WILLIAMS	19,188	(3)(7)	(4)

LORIE L. TEKORIUS	170,465	(3)	(4)

MARTIN R. BAKER	52,294	(3)	(4)

BRIAN J. COMSTOCK	45,582	(3)	(4)

ADRIAN J. DOWNES	26,709	(3)(8)	(4)

WILLIAM KRUEGER	16,103	(3)	(4)

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (18 PERSONS)(10)	788,848	(9)	2.54%

BLACKROCK, INC. 55 East 52nd Street New York, NY 10055	5,660,072	(11)	18.32%

THE VANGUARD GROUP 100 Vanguard Blvd. Malvern, PA 19355	3,716,088	(12)	12.03%

DIMENSIONAL FUND ADVISORS LP Building One 6300 Bee Cave Road Austin, TX 78746	2,383,129	(13)	7.72%

FRANKLIN MUTUAL ADVISORS 101 John F. Kennedy Parkway Short Hills, NJ 07078	2,320,037	(14)	7.51%

BARROW HANLEY GLOBAL INVESTORS 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	1,677,811	(15)	5.43%

THE GREENBRIER COMPANIES

    OWNERSHIP OF GREENBRIER COMMON STOCK

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of September 30, 2023, which is 30,888,745 plus the number of shares of which the applicable reporting person has the right to acquire beneficial ownership within 60 days following September 30, 2023.

(3)

Includes: (a) time-vesting RSUs that vest within 60 days after September 30, 2023, in the amount of 9,330 for Mr. Baker, 12,941 for Mr. Comstock, 24,783 for Ms. Tekorius, 6,817 for Mr. Downes, and 8,893 for Mr. Krueger; (b) shares held in the Nonqualified Deferred Compensation Plan that the individual has a right to acquire within 60 days after September 30, 2023, in the amount of 19,801 for Mr. Fargo, 4,784 for Ms. Felton, 35,745 for Mr. Jack, and 19,188 for Ms. Williams.

(4)	Less than 1%.

(5)	Excludes 10,451 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2023.

(6)	Excludes 3,418 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2023.

(7)	Excludes 6,481 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2023.

(8)	Excludes 39,518 shares held in the Nonqualified Deferred Compensation Plan that will be settled solely in cash.

(9)

Includes 75,381 time-vesting RSUs that vest within 60 days after September 30, 2023, and/or 79,518 shares held in the Nonqualified Deferred Compensation Plan that the applicable individual has a right to acquire within 60 days after September 30, 2023.

(10)

A portion of these shares for certain of the individuals is subject to certain vesting requirements. Excludes 740 shares held by Ricardo Galvan in the Nonqualified Deferred Compensation Plan that will be settled solely in cash.

(11)

As reported in Amendment No. 4 to Schedule 13G dated December 31, 2022, and filed with the SEC on February 10, 2023. BlackRock has sole voting power over 5,594,422 shares reported and sole dispositive power over all 5,660,072 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(12)

As reported in Amendment No. 12 to Schedule 13G dated December 30, 2022, and filed with the SEC on February 9, 2023. The Vanguard Group has sole dispositive power with respect to 3,661,243 shares reported. The Vanguard Group has shared power to vote or direct to vote 22,892 shares reported and shared dispositive power with respect to 54,845 shares reported. The Vanguard Group does not have sole voting power over any of the shares reported.

(13)

As reported in Amendment No. 14 to Schedule 13G dated December 30, 2022, and filed with the SEC on February 10, 2023. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 2,344,854 shares reported and sole dispositive power with respect to all 2,383,129 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 14 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any affiliate of the reporting person is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(14)

As reported in Amendment No. 4 to Schedule 13G dated December 31, 2022, and filed with the SEC on January 31, 2023. Franklin Mutual Advisors (“FMA”) has sole voting power with respect to 2,201,384 shares reported and sole dispositive power with respect to all 2,320,037 reported. The securities reported therein are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to FMA investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FMA as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FMA reports on Amendment No. 4 to Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted in Item 4 therein. FMA and the FRI affiliates report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Act.

(15)

As reported in Schedule 13G dated December 31, 2022, and filed with the SEC on February 15, 2023. Barrow Hanley Global Investors has sole voting power over 1,665,410 shares reported, shared voting power over 12,401 shares reported and sole dispositive power over all 1,677,811 shares reported. Barrow Hanley Global Investors does not have shared dispositive power over any of the shares reported.

2024 PROXY STATEMENT

PROPOSAL 5	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For fiscal 2023 and 2022, KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for fiscal 2024. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

In order for this Proposal 5 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is permitted on this Proposal 5. Abstentions will not affect the outcome of voting on this Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF the appointment of KPMG LLP as the company’s independent auditors for fiscal 2024. Unless marked otherwise, proxies received will be voted FOR this proposal.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2023 and 2022.

Audit, audit-related, tax and all other fees paid to KPMG for fiscal 2023 and 2022 aggregated $5,561,633 and $5,200,533 and were composed of the following:

	2023	2022

Audit Fees	$4,352,445	$4,206,257

Audit-Related Fees	336,742	435,913

Total Audit and Audit-Related Fees	$4,689,187	$4,642,170

Tax Fees	872,445	558,362

All Other Fees	—	—

Total Audit, Audit-Related and Tax Fees	$5,561,633	$5,200,533

Audit Fees. This category consists of fees billed for the audit of the Company’s annual financial statements and international statutory audits for fiscal 2023 and 2022 and for consents, comfort letters, reviews of registration statements and similar services that include or incorporate the audited financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees. This category consists of fees billed for Statement on Standards for Attestation Engagements 16 audits and other attest services related to financial reporting for fiscal 2023 and 2022.

Tax Fees. This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

All Other Fees. This category consists of fees billed for professional services other than the services reported in the categories above, including permissible business process advisory and consulting services.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix A. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

THE GREENBRIER COMPANIES

    PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Report of the Audit Committee

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Amended and Restated Bylaws, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available on the Company’s website at https://investors.gbrx.com/corporate-governance.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal 2023, the members of the Audit Committee of the Board of Directors were Graeme A. Jack (Chairman), Wanda F. Felton, James R. Huffines, Wendy L. Teramoto and Kelly M. Williams. Each member of the Audit Committee who served during fiscal 2023 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (NYSE). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2023, in addition to its other work, the Audit Committee:

•

Reviewed and discussed with the Company’s management and independent auditors the effectiveness of the Company’s internal controls and the audited financial statements of the Company as of August 31, 2023, and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Commission; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2023, and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2023, for filing with the SEC.

Graeme A. Jack, Chairman

Wanda F. Felton

James R. Huffines

Wendy L. Teramoto

Kelly M. Williams

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Mr. Garza and Mr. Ottensmeyer each joined the Audit Committee in October 2023 and thus did not contribute to this Audit Committee Report or the matters discussed herein.

2024 PROXY STATEMENT

 ANNUAL MEETING

 INFORMATION

Online Meeting

Our Board of Directors has authorized us to conduct the Annual Meeting solely online via the internet through an online shareholder meeting platform. This format empowers shareholders to participate fully from any location around the world, at no cost.

To participate in our virtual Annual Meeting, including to vote, ask questions and to view the list of registered shareholders as of the record date during the meeting, visit www.virtualshareholdermeeting.com/GBX2024 with your 16-digit control number included in the notice, on your proxy card, or in the instructions that accompanied your proxy materials. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank. We welcome questions and comments from our shareholders. Beginning 21 days before the date of the Annual Meeting, on December 15, 2023, shareholders entitled to vote at the Annual Meeting will have the opportunity to submit written questions to the Company through the virtual meeting website. We encourage you to submit your questions as early as possible, though questions can also been submitted online once the Annual Meeting has begun.

The Annual Meeting will begin promptly at 12:00 p.m. Pacific Time on January 5, 2024. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 11:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

Voting Securities and Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2024 Annual Meeting of Shareholders of the Company. Any proxy may be revoked by a shareholder at any time prior to the shares being voted by the proxy during the Annual Meeting. A shareholder may revoke a proxy upon written notice to the Secretary of the Company, by delivering by internet, telephone or mail a duly executed proxy bearing a later date, or by voting during the meeting. Shareholders can vote via the internet in advance of or during the meeting. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded. As of November 2, 2023, there were 31,102,468 shares of Common Stock outstanding and entitled to vote, and a majority, or 15,551,235 of these shares present by proxy or in person, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees by any lawful mode of communication, including by telephone, facsimile, electronic transmission or express mail, among others. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $15,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, Phone: (503) 684-7000, Fax: (503) 684-7553. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

THE GREENBRIER COMPANIES

    ANNUAL MEETING INFORMATION

Other Business

To have been eligible for inclusion in the Company’s proxy materials for this Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules and our Amended and Restated Bylaws governing such proposals, must have been received not later than July 17, 2023, by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Management knows of no other matters, beyond those proposals included in this Proxy Statement, that will be presented for action at the Annual Meeting. However, proxies validly executed by shareholders give discretionary authority to the persons named in the proxy to represent and to vote the shares subject to such proxies that are entitled to vote in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

Additional Information

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and current reports are available on the Company’s website at www.gbrx.com.

Shareholder Proposals

Shareholders may bring business before an annual meeting only in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2025 Annual Meeting by a shareholder other than in accordance with Rule 14a-8 under the Exchange Act, written notice must be delivered to, or mailed and received by, the Secretary of the Company on or before the close of business on July 16, 2024. As to each proposal, the notice must set forth, among other things as described in the Company’s Amended and Restated Bylaws: (A) as to the proposing shareholder, (i) the shareholder’s name and address; (ii) the class or series and number of shares beneficially owned by the shareholder; (iii) the dates on which such shares were acquired; (iv) the investment intent of such acquisition; (v) the material terms of any derivative or synthetic arrangement in respect of any series or class of shares of the Company held by such shareholder; (vi) certain other material relationships between the Company and the shareholder; and (vii) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for such matter pursuant to Section 14 of the Exchange Act; and (B) as to the proposal, (i) a brief description of the business and reasons for conducting such business at the annual meeting; and (ii) any material interest of the shareholder in the proposed business and a description of all arrangements between the shareholder and any other entity (including their names) in connection with the proposal. The shareholder must be present in person at the 2025 Annual Meeting to properly bring any such proposal. The presiding officer at an annual meeting will determine whether a matter is properly brought before the meeting and, if not properly brought, the matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only in compliance with the Company’s Amended and Restated Bylaws. For a director candidate to be nominated by a shareholder for the 2025 Annual Meeting, written notice of the nomination must be delivered to, or mailed and received by, the Secretary of the Company on or before the close of business on July 16, 2024. The notice must set forth, among other things as described in the Company’s Amended and Restated Bylaws, (A) as to each director nominee, (i) all information relating to such candidate that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for director elections in a contested election pursuant to Section 14 of the Exchange Act (including such candidate’s signed written consent to being named in the proxy statement and accompanying proxy card and to serving as a director for a full term if elected); (ii) certain material relationships between the shareholder and the candidate; (iii) a completed and signed questionnaire, representation and agreement as provided for in the Company’s Amended and Restated Bylaws; and (iv) such other information in order for the Board to determine the eligibility of such candidate to be an independent director or to comply with the qualification standards and additional selection criteria in accordance with the Company’s Corporate Governance Guidelines; and (B) as to the shareholder giving the notice, (i) the shareholder’s name and address; (ii) the class or series and number of shares beneficially owned by the shareholder; (iii) the dates on which such shares were acquired; (iv) the investment intent of such acquisition; (v) the material terms of any derivative or synthetic arrangement in respect of any series or class of shares of the Company held by such shareholder; (vi) certain other material relationships between the Company and the shareholder; and (vii) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for such matter pursuant to Section 14 of the Exchange Act. The shareholder must be present in person at the 2025 Annual Meeting to properly bring any such nomination. The presiding officer at an annual meeting will determine whether a nominee is properly brought before the meeting and, if not properly brought, such nominee will not be considered or acted upon.

2024 PROXY STATEMENT

    ANNUAL MEETING INFORMATION

The description of certain provisions of the Company’s Amended and Restated Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant provisions therein regarding the requirements for making shareholder proposals and nominating director candidates.

To be eligible for inclusion in the Company’s proxy materials for the 2025 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, a proposal to be presented by a shareholder at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must be received not later than July 16, 2024, by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

In addition to satisfying the foregoing requirements under the Company’s Amended and Restated Bylaws, in order to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s Board’s nominees must provide notice to the Secretary of the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 6, 2024.

Incorporation by Reference

According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the information set forth in the following section of our annual report on Form 10-K is incorporated into this Proxy Statement by reference: “Information about our Executive Officers” from Part I of the Company’s Annual Report on Form 10-K for the year ended August 31, 2023, as filed with the SEC on October 25, 2023.

A copy of the Company’s 2023 Annual Report on Form 10-K will be provided to shareholders without charge upon oral or written request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, Phone: (503) 684-7000 and is also available on the Company’s website at www.gbrx.com.

THE GREENBRIER COMPANIES

 APPENDIX A

 POLICY REGARDING THE

 APPROVAL OF AUDIT AND NON-AUDIT

 SERVICES PROVIDED BY THE

 INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditor. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditor.

The Greenbrier Companies, Inc. (the “Company”) (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and non-audit services.

Policy Statement

All services provided by the Audit Firm, both audit, audit-related and non-audit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit, audit-related and non-audit services. Examples of audit, audit-related and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements, periodic reports and other documents filed with the SEC that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Attestation services.

•	Employee benefit plan audits.

•

Consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of new or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting bodies.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the Audit Firm shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the Audit Firm’s independence. Such documentation should be detailed enough so that there should be no doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Audit Firm shall (i) provide the Audit Committee or a Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or a Designated Member the potential effects of the service on the Audit Firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or a Designated Member. As an example of

2024 PROXY STATEMENT

 APPENDIX A—POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee or a Designated Member should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit its own work; or (iii) serve in an advocacy role for the Company.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding to pre-approve any such services and may choose to determine, for a particular fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-Related and Tax services and the total amount of fees for certain permissible non-audit services as All Other services. All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee (a “Designated Member”), who is independent as defined under the standards of the New York Stock Exchange, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported, for informational purposes only, to the Audit Committee at each of its regularly scheduled meetings. The Audit Committee Chair shall be a Designated Member with the authority to grant pre-approvals when such pre-approvals, in the judgment of the Audit Committee Chair, are appropriate to be granted prior to an Audit Committee meeting.

Prohibited Services

The Company may not engage the Audit Firm to provide the non-audit services described below to the Company:

1.

Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC, or prepare or originate source data underlying the Company’s financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

2.

Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3.

Actuarial Services. The Audit Firm may not provide actuarially-oriented advisory services involving the determination of amounts recorded in the Company’s financial statements and related accounts (other than assisting the Company in understanding the methods, models, assumptions and inputs used in computing an amount), unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements. Certain types of actuarial services are permissible if the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions, and the Audit Firm does not provide actuarial services to the Company on a continuous basis.

4.

Management Functions or Human Resources. Partners and employees of the Audit Firm may not act temporarily or permanently as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm may not recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5.

Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities, make investment decisions on behalf of the Company or otherwise have discretionary authority over the Company’s investments, executing a transaction to buy or sell the Company’s investments, or have custody of the Company’s assets.

THE GREENBRIER COMPANIES

      APPENDIX A—POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

6.

Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7.

Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to the Company’s accounting controls, financial systems, or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

8.

Financial Information Systems Design and Implementation. The Audit Firm may not directly or indirectly operate or supervise the operation of the Company’s information system, or design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

9.	Contingent Fee Arrangements. The Audit Firm may not provide services for a contingent fee or a commission.

10.	Other Services. The Audit Firm may not provide any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed “permitted services” and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Amendments

The Audit Committee may amend or modify this policy at any time.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Policy last amended by the Audit Committee in April 2011.

Policy last reviewed by the Audit Committee in June 2023.

2024 PROXY STATEMENT

       APPENDIX B

       THE GREENBRIER COMPANIES, INC.

       EMPLOYEE STOCK PURCHASE PLAN

The Greenbrier Companies, Inc.

Employee Stock Purchase Plan

1.    Purpose of the Plan. The Greenbrier Companies, Inc. (the “Company”) believes that ownership of shares of its Common Stock, without par value (“Shares”), by employees of the Company and its participating subsidiaries (as defined below) is desirable as an incentive to continuation and enhancement of Company profits and as a means by which employees may share in the rewards of growth and success of the Company. The Company first adopted an Employee Stock Purchase Plan in 1995 (the “1995 Plan”), in order to encourage such employees to become stockholders and to provide a convenient way for employees of the Company and its participating subsidiaries to purchase Shares through payroll deductions. At the termination of the 1995 Plan, the Company adopted the 2004 Employee Stock Purchase Plan (the “2004 Plan”), and at the termination of the 2004 Plan the Company adopted a 2009 Employee Stock Purchase Plan (the “2009 Plan”). At the termination of the 2009 Plan, the Company adopted a 2014 Employee Stock Purchase Plan (the “2014 Plan”). The 2014 Plan, which was scheduled to terminate on February 28, 2019, was extended for an additional five years effective as of January 9, 2019 and effective upon approval of shareholders at the Company’s 2024 Annual Meeting of Shareholders is further extended for an additional five years and renamed the “The Greenbrier Companies, Inc. Employee Stock Purchase Plan” (the “Plan”). As extended, the termination date of the Plan is February 28, 2029. The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.    Administration of the Plan.

2.1    The Plan shall be administered by the Board of Directors. The Board of Directors may promulgate rules and regulations for operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising under the Plan. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be binding and conclusive on all persons.

2.2    Section 2.1 notwithstanding, the Board of Directors may delegate authority to administer the Plan to the Compensation Committee of the Board of Directors (the “Committee”).

3.    Eligible Employees.

3.1    Except as indicated in Section 3.2 or Section 3.3, all permanent employees of the Company, and all permanent employees of each subsidiary of the Company that is designated by the Board of Directors of the Company as a participant in the Plan (a “Participating Subsidiary”), are eligible to participate in the Plan. Each subsidiary of the Company that is designated as a Participating Subsidiary under the 2004 Plan as of the date of adoption of this Plan was deemed a Participating Subsidiary under this Plan. The Board of Directors may designate additional Participating Subsidiaries from time to time.

3.2    Any employee who would, after a purchase of Shares under the Plan, own or be deemed to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries shall be ineligible to participate in the Plan.

3.3    A permanent employee is an employee who has been employed by the Company or any of its Participating Subsidiaries for at least three consecutive months (or such other employment period less than two years determined by the Company) and who is in the active service of the Company or any of its Participating Subsidiaries on the date a purchase of Shares is made under the Plan. The foregoing notwithstanding, any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year is not considered a permanent employee (unless the Company determines a lesser standard applied uniformly).

4.    Participation in the Plan.

4.1    An eligible employee may participate in the Plan by filing with the Company, on forms furnished by the Company, a subscription and payroll deduction authorization. The subscription and payroll deduction authorization shall authorize the Company (or Participating Subsidiary, as the case may be) to make payroll deductions from the employee’s compensation.

2024 PROXY STATEMENT

                   APPENDIX B—EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

4.2    If payroll deductions are made by a Participating Subsidiary, that subsidiary shall promptly remit the amount of the deduction to the Company or to such bank, trust company, or investment or financial firm (the “Custodian”) as shall be appointed by the Board of Directors.

4.3    No employee shall be allowed to subscribe for a number of Shares under the Plan which would permit his or her rights to purchase Shares under all stock purchase or option plans of the Company and its subsidiaries intended to qualify as an “employee stock purchase plans” under Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of such Shares (determined at the time such shares are offered) for each calendar year in which such right to subscribe or a subscription is outstanding at any time.

4.4    The amount deducted from a participant’s compensation with respect to participation in the Plan shall not exceed five percent of the gross amount of base pay for the pay period to which the deduction relates or such other amount determined by the Company in a uniform manner. A participant may change the amount of his or her payroll deduction only once during any calendar quarter (unless otherwise determined by the Company applied in a uniform manner). A change in payroll deduction may be made for a subsequent pay period only by giving advance written notice to the Company.

4.5    Participation in the Plan shall terminate (a) when an employee gives written or electronic notice to the Company that he or she terminates his or her participation in the Plan, or (b) when an employee ceases to be an eligible employee for any reason, including death or retirement. An eligible employee may reinstate his or her participation in the Plan after termination only once during any calendar year (unless otherwise determined by the Company applied in a uniform manner).

5.    Offer to Sell Stock.

Upon receipt and acceptance by the Company of a valid subscription and payroll deduction authorization from a participant, the Company shall offer to sell Shares to such participant. Each date of purchase of Shares under the Plan will be deemed to be the Grant Date with respect to the Shares purchased on such date.

6.    Purchase of Stock.

6.1    On or before the tenth business day of each month, the Company shall remit to the Custodian the total of all deductions made under the Plan during the previous month. The Custodian shall forthwith apply such funds, together with Company Contributions as provided for under Section 7.1 to the purchase of Shares in open market transactions through brokers or dealers at prevailing market prices. Purchases shall be completed on or before the 25th day following the date of the remittance (the “Purchase Date”). Any funds remaining with the Custodian, after the purchase of the maximum number of shares which can be purchased with the remittance, shall be applied to the next month’s purchase.

6.2    Purchases shall be made in the name of the Custodian for the account of The Greenbrier Employee Stock Purchase Plan. Each month, the Custodian shall credit each participant’s account with his or her pro rata share of purchases of Shares under the Plan, including fractional shares to at least the third decimal (or in such other manner determined by the Company in a uniform manner).

6.3    Notwithstanding any other provision of this Plan to the contrary, the maximum number of Shares which shall be issuable pursuant to the Plan, or purchasable by the Custodian pursuant hereto, shall be 750,000 Shares.

6.4    Participants may purchase Shares under the Plan at a discount price of 85% of the market price per Share as of the date of purchase (or such higher price determined by the Company in a uniform manner).

6.5    Notwithstanding any other provision of this Plan to the contrary, the Company may determine to sell newly issued Shares under the Plan in place of open market purchases. In such event, the Committee shall adopt such forms, procedures and rules as it deems appropriate to implement sales of newly issued Shares under the Plan.

7.    Company Contributions.

7.1    The Company will contribute to the Plan and remit to the Custodian funds to be added to the funds contributed by participants (via payroll deductions) for the purchase of Shares under the Plan, in the amount of the difference between the discount price at which participants are permitted to purchase Shares (for example, a 15% discount), and the market price of the Shares as of the date of purchase.

7.2    The Company shall remit to the Custodian any Company Contribution concurrently with its remittance to the Custodian of the total of all payroll deductions made under the Plan during the preceding month pursuant to Section 6.1 of the Plan. The Custodian may co-mingle any Company Contribution with other funds held under the Plan and shall apply any Company Contribution to the purchase of Shares in the same manner and under the same terms as described in Section 6.1 of the Plan.

THE GREENBRIER COMPANIES

                   APPENDIX B—EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

8.    Delivery of Shares.

8.1    By appropriate instructions to the Custodian on forms to be provided by the Custodian for such purpose or by following electronic or other procedures prescribed by the Custodian, a participant may from time to time, and subject to applicable law, direct the Custodian to (a) transfer into the participant’s own name all or part of the whole Shares held by the Custodian for the participant’s account and deliver such Shares to the participant; (b) transfer all or part of the whole Shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm, or (c) sell all or part of the whole Shares held by the Custodian for the participant’s account at the market price at the time the order is executed and remit to the participant the net proceeds of sale.

8.2    Upon termination of participation in the Plan, the participant may, subject to applicable law, elect to have the whole Shares held by the Custodian for the account of the participant transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b) above, or sold in accordance with (c), above. A participant may only obtain cash with respect to a fractional Share reflected in his or her account by sale of the fractional Share to the Custodian or such other manner determined by the Company in a uniform manner. Upon termination of participation in the Plan, the cash balance remaining in a former participant’s account shall be refunded to him or her.

9.    Records and Statements. The Custodian shall maintain the records of the Plan. Each participant shall periodically receive a statement showing the current balance of his or her account and the activity of his or her account since the preceding statement date. Participants shall be furnished such other reports and statements as the Board of Directors shall from time to time determine.

10.    Expenses of the Plan. The Company shall pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, fees of the Custodian, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company shall not pay expenses, commissions or taxes incurred in connection with sales of Shares by the Custodian at the request of a participant. Expenses to be paid by a participant shall be deducted from the proceeds of sale prior to remittance.

11.    Non-U.S. Employees. Without amending the Plan, the Company may grant offers to sell stock or establish other procedures to provide benefits to non-U.S. employees of the Company and its subsidiaries under the Plan on such terms and conditions different from those specified in the Plan as may, in the judgment of the Company, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable (a) to comply with provisions of applicable laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner, (b) to ensure the viability of the benefits under the Plan for eligible non-U.S. employees, or (c) to meet the objectives of the Plan. Without limiting the generality of the foregoing, the Board or its committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of base pay, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay taxes, determination and change of offering periods, establishment of separate offerings, payment procedures, requirement that shares of the Company’s Common Stock acquired through the Plan be held by a specific broker, withholding procedures and handling of stock certificates. Notwithstanding anything to the contrary herein, any such actions taken by the Company with respect to eligible non-U.S. employees of any Participating Subsidiary may be treated as a subplan outside of an “employee stock purchase plan” under Section 423 of the Code and not subject to the requirements of Section 423 set forth in the Code and the Plan.

12.    Rights Not Transferable. The right to purchase Shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any Shares held by the Custodian for the participant’s account shall be transferred to the deceased participant’s estate.

13.    Dividends and Other Distributions. All cash dividends, if any, in respect of Shares held by the Custodian shall be automatically reinvested in the purchase of additional Shares or shall be paid to the participants entitled thereto. Stock dividends and other distributions in Shares of the Company or other property in respect of Shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto or treated in such other manner as determined by the Company in a uniform manner.

14.    Voting and Stockholder Communications. In connection with voting on any matter submitted to the stockholders of the Company, the Custodian shall furnish to each participant a proxy authorizing the participant to vote the Shares held by the Custodian for his or her account. Copies of all general communications to stockholders of the Company shall be sent to participants in the Plan.

15.    Responsibility and Indemnity. Neither the Company, its Board of Directors, the Committee, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment nor for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance.

2024 PROXY STATEMENT

                   APPENDIX B—EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

The Company shall indemnify and save harmless its Board of Directors, the Committee, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

16.    Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, the rules of any stock exchange on which the Company’s securities may be listed, and to the approval of such federal and state authorities or agencies as may have jurisdiction in the premises. The Company shall use its best efforts to comply with such laws, regulations and rules and to obtain such approvals.

17.    Amendment of the Plan. The Committee may from time to time amend the Plan in any and all respects, except that without approval of the Board of Directors and the affirmative vote of a majority of the outstanding Shares of the Company, within twelve months prior to or subsequent to such Board approval, the Committee may not extend the term of the Plan or increase the number of Shares issuable or purchasable pursuant to Section 6.3 of the Plan.

18.    Termination of the Plan. The Plan shall terminate on February 28, 2029 unless terminated earlier pursuant to this Section 8. The Board of Directors may, in its sole discretion, terminate the Plan at any time without any obligation on account of such termination, except as otherwise provided in this Section 8. Upon termination of the Plan, the cash and Shares, if any, held in the account of each participant shall be distributed to the participant. The foregoing notwithstanding, if, prior to the termination of the Plan, the Board of Directors of the Company shall have adopted a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and Shares, if any, held for his or her account.

19.    Restrictions on Directors and Executive Officers. Notwithstanding any provision of this Plan or of any subscription, payroll deduction authorization or other document or instrument to the contrary, directors of the Company and each person who shall have been designated by the Board of Directors of the Company as an “executive officer” for purposes of Section 16 of the Securities Exchange Act shall be bound by the provisions in the Company’s insider trading policy as may be amended from time to time.

20.    Effective Date of the Plan. The Plan became effective March 1, 2014. The extension of the term of the Plan is effective upon approval of shareholders at the Company’s 2024 Annual Meeting of Shareholders.

THE GREENBRIER COMPANIES

The Greenbrier Companies One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035 E info@gbrx.com www.gbrx.com

SCAN TO VIEW MATERIALS & VOTE w THE GREENBRIER COMPANIES, INC. ONE CENTERPOINTE DRIVE, STE 200 VOTE BY INTERNET LAKE OSWEGO, OR 97035 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/GBX2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V24976-P99541 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GREENBRIER COMPANIES, INC. The Board of Directors recommends you vote FOR all the nominees listed: 1. Election of Directors: Nominees: For Withhold 1a. Patrick J. Ottensmeyer ! ! The Board of Directors recommends you vote FOR For Against Abstain proposals 4 and 5: 1b. Lorie L. Tekorius ! ! 4. Approve an amendment and restatement of the 2014 ! ! ! Employee Stock Purchase Plan, as amended. 1c. Kelly M. Williams ! ! ! ! ! 5. Ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2024. The Board of Directors recommends you vote FOR For Against Abstain proposal 2: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. Advisory approval of the compensation of the Company’s ! ! ! named executive officers. The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain every “1 YEAR” for proposal 3: 3. Advisory approval of the frequency of executive ! ! ! ! compensation vote. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com. V24977-P99541 THE GREENBRIER COMPANIES, INC. Annual Meeting of Shareholders January 5, 2024 12:00 PM PST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Lorie L. Tekorius, Thomas B. Fargo and Kelly M. Williams, or any of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE GREENBRIER COMPANIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 12:00 PM, PST on January 5, 2024, virtually at www.virtualshareholdermeeting.com/GBX2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side